UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒   Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SOLTA MEDICAL, INC.

(Exact name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2013

To our stockholders:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Solta Medical, Inc. The meeting will be held at our principal executive offices located at 25881 Industrial Boulevard, Hayward, California 94545 on Wednesday, June 5, 2013, for the following purposes:

1. To elect two Class I directors, to serve a three-year term which will expire at the 2016 Annual Meeting of Stockholders or until such time as their respective successors have been duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3. Hold an advisory vote on executive compensation;

4. To approve an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares and to authorize our Board of Directors to file such amendment;

5. To approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including three (3) and six (6) would be combined into one share of our common stock and our authorized common stock would be decreased proportionately, and to authorize our Board of Directors to select and file one such amendment; and

6. To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

The meeting will begin promptly at 9:00 a.m. local time, and check-in will begin at 8:30 a.m. local time. Only those who are Solta Medical common stockholders of record at the close of business on April 12, 2013 will be entitled to vote and to receive notice of the Annual Meeting and any postponements or adjournments thereof.

By order of the board of directors,

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
Chairman, President and Chief Executive Officer

Hayward, California

April 22, 2013

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE PROMPTLY. YOU MAY VOTE VIA THE INTERNET OR BY TELEPHONE, IN EACH CASE AS INSTRUCTED ON THE ENCLOSED PROXY CARD; OR, YOU MAY COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY CARD IN POSTAGE-PAID ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS NECESSARY IF THE PROXY IS MAILED IN THE UNITED STATES. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE MEETING.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2013.

The Company’s Proxy Statement, form of proxy card and Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=178331&p=irol-reportsannual.

i

Page
How We Implement and Manage Our Executive Compensation Programs	23
Positioning of Cash and Equity Compensation	24
Assessment of Corporate and Individual Achievement	25
Compensation Components	25
Summary Compensation Table	29
Grants of Plan-Based Awards in 2012	30
Employment Agreements	30
Securities Authorized for Issuance Under Equity Compensation Plan	33
Potential Payments Upon Termination or Change in Control	33
Equity Incentive Awards Outstanding as of December 31, 2012	34
Aggregate Option Exercises in 2012	35
Nonqualified Deferred Compensation	35
Compensation Committee Interlocks and Insider Participation	35
COMPENSATION COMMITTEE REPORT	36
PROPOSAL ONE—ELECTION OF DIRECTORS	37
Classes of the Board of Directors	37
Vote Required	37
Board of Directors’ Recommendation	37
PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	38
Board of Directors’ Recommendation	38
Fees Paid to Independent Registered Public Accounting Firm	38
PROPOSAL THREE—ADVISORY VOTE ON EXECUTIVE COMPENSATION	40
Board of Directors’ Recommendation	40
PROPOSAL FOUR—AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000 AND TO AUTHORIZE OUR BOARD OF DIRECTORS TO FILE SUCH AMENDMENT	41
Board of Directors’ Recommendation	42
PROPOSAL FIVE—AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES BETWEEN AND INCLUDING THREE (3) AND SIX (6) WOULD BE COMBINED INTO ONE SHARE OF OUR COMMON STOCK AND THE TOTAL AUTHORIZED COMMON STOCK WOULD BE REDUCED PROPORTIONATELY AND TO AUTHORIZE OUR BOARD OF DIRECTORS TO SELECT AND FILE ONE SUCH AMENDMENT	43
Board of Directors’ Recommendation	47
OTHER MATTERS	48
APPENDIX A	A-1
APPENDIX B	B-1

ii

PROXY STATEMENT

FOR

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 5, 2013

The board of directors of Solta Medical, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2013 Annual Meeting of Stockholders to be held on Wednesday, June 5, 2013, beginning at 9:00 a.m., local time, at our principal executive offices located at 25881 Industrial Boulevard, Hayward, California 94545, and at any postponements or adjournments thereof. This proxy statement contains important information regarding the meeting. Specifically, it identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this proxy statement: the terms “we”, “our”, “Solta Medical” and “Company” each refer to Solta Medical, Inc.; the term “proxy materials” means this proxy statement, the enclosed proxy card and our Annual Report, which you should read together with our Form 10-K, as amended, for the year ended December 31, 2012, filed with the U.S. Securities and Exchange Commission on March 6, 2013; and the term “Annual Meeting” means our 2013 Annual Meeting of Stockholders.

We are sending these proxy materials on or about April 22, 2013, to all stockholders of record at the close of business on April 12, 2013 (the “Record Date”).

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE ANNUAL MEETING

Why am I receiving these proxy materials?	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date which was April 12, 2013. As a stockholder of record, you are invited to attend the meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What is the purpose of the annual meeting?	At our meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this proxy statement), each of which is described more fully in this proxy statement. In addition, management will be available to respond to questions from stockholders.

Who is entitled to attend the meeting?

You are entitled to attend the meeting only if you were a Solta Medical stockholder (or joint holder) of record as of the close of business on April 12, 2013, or if you hold a valid proxy for the meeting. You should be prepared to present photo identification for admittance.

Please also note that if you are not a stockholder of record but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 9:00 a.m., local time. Check-in will begin at 8:30 a.m., local time.

Who is entitled to vote at the meeting?	Only stockholders who owned our common stock at the close of business on the Record Date are entitled to notice of the Annual Meeting and to vote at the meeting, and at any postponements or adjournments thereof. At the close of business on the Record Date, we had shares of common stock outstanding and entitled to notice of the Annual Meeting and to vote at the meeting, and at any postponements or adjournments thereof.

How many shares must be present to conduct business?	The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock at the close of business on the Record Date will constitute a quorum. A quorum is required to conduct business at the meeting. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

What will be voted on at the meeting?

The items of business scheduled to be voted on at the meeting are as follows:

1.      the election of two nominees to serve as Class I directors on our board;

2.      the ratification of the appointment of our independent registered public accounting firm for the 2013 fiscal year;

3.      an advisory vote on executive compensation;

4.      approve an amendment to our amended and restated certificate of incorporation to increase the number of authorize common stock from 100,000,000 shares to 200,000,000 shares and to authorize our Board of Directors to file such amendment; and

5.      approve an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including three (3) and six (6) would be combined into one share of our common stock and decrease our authorized common stock proportionately, and to authorize our Board of Directors to select and file one such amendment.

These proposals are described more fully below in this proxy statement. As of the date of this proxy statement, the only business that our board intends to present or knows of that others will present at the meeting is set forth in this proxy statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

How does the board recommend that I vote?	Our board recommends that you vote your shares “FOR” the director nominees, “FOR” the ratification of independent registered public accounting firm for the 2013 fiscal year, “FOR” the proposal relating to executive compensation, “FOR” the amendment of our amended and restated certificate of incorporation to increase the number of shares of authorized common stock and “FOR” the amendment of our amended and restated certificate of incorporation to effect a reverse stock split of our common stock.

What shares can I vote at the meeting?	You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to Solta Medical or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Solta Medical stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope. In addition, if you are a stockholder of record, you may grant a proxy to vote your shares at the annual meeting by telephone, by calling 1 (800) PROXIES (1 (800) 776-9437) and following the simple recorded instructions, twenty-four hours a day, seven days a week, at any time prior to 11:59 p.m. on June 4, 2013, the day before the annual meeting. Alternatively, as a stockholder of record, you may vote via the Internet at any time prior to 11:59 p.m. on June 4, 2013, the day before the annual meeting, by going to http://www.voteproxy.com to create an electronic ballot. If you vote by telephone or the Internet, you will be required to provide the control number contained on your proxy card. If your shares are held in street name, your proxy card may contain instructions from your broker, bank or nominee that allow you to vote your shares using the Internet or by telephone. Please consult with your broker, bank or nominee if you have any questions regarding the electronic voting of shares held in street name. The granting of proxies electronically is allowed by Section 212(c)(2) of the Delaware General Corporation Law.

How can I vote my shares in person at the meeting?	Shares held in your name as the stockholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?

You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What votes are required for the items subject to approval at the meeting ?

The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. Each director nominee receiving a majority of the shares represented in person or by proxy and entitled to vote will be elected to serve as a Class I director. You may vote either “FOR” or “AGAINST” each director nominee, or “ABSTAIN” from voting. Abstentions will not be considered to be votes cast for the election of directors and will not affect the outcome of the election of directors.

Ratification of Independent Registered Public Accounting Firm. For the ratification of the appointment of our independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you choose to “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Advisory Vote on Executive Compensation. For the advisory vote on executive compensation, the affirmative “FOR” vote of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you choose to “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Approval of Amendment of the Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares. For the approval of an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares and to authorize our Board of Directors to file such amendment, the affirmative “FOR” vote of a majority of the shares of our common stock issued and outstanding will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you choose to “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Approval of the Reverse Stock Split and Amendment of the Amended and Restated Certificate of Incorporation. For the approval of an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including three (3) and six (6) would be combined into one share of our common stock and decrease our authorized shares of common stock proportionately and to authorize our Board of Directors to select and file one such amendment, the affirmative “FOR” vote of a majority of the shares of our common stock issued and outstanding will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you choose to “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific written instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the board (“FOR” our nominees to the board, “FOR” ratification of the independent registered public accounting firm, “FOR” the advisory vote on executive compensation, “FOR” the amendment of our amended and restated certificate of incorporation to increase the number of authorized shares of common stock, FOR the amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What is a “broker non-vote”?	A “broker non-vote” occurs when a broker expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine. Under the rules that govern brokers who have record ownership of shares that are held in street name for their clients, who are the beneficial owners of the shares, brokers have the discretion to vote such shares on routine matters, which include ratifying the appointment of independent registered public accounting firm but does not include the election of directors, the advisory vote on executive compensation or the amendment of our amended and restated certificate of incorporation. Therefore, if you do not otherwise instruct your broker, the broker may turn in a proxy card voting your shares “FOR” the ratification of the independent registered public accounting firm. However, if you do not instruct your broker how to vote with respect to the election of directors, the advisory vote on executive compensation, the amendment of our amended and restated certificate of incorporation to increase the number of authorized shares and the amendment of our amended and restated certificate of incorporation to effect the reverse stock split, your broker may not vote with respect to such proposals and your shares will not be counted as voting in favor of these proposals.

How are “broker non-votes” counted?	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal and will have no effect on the outcome of the proposals relating to the election of directors and the advisory vote on executive compensation, but will have the same effect as a vote “AGAINST” the proposals to amend our amended and restated certificate of incorporation to increase the number of authorized shares and the amendment of our amended and restated certificate of incorporation to effect the reverse stock split.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will not be considered to be votes cast for the election of directors and will not affect the outcome of the election of directors and abstentions will have the same effect as a vote “AGAINST” the proposals related to ratification of our independent accountants, the advisory vote on compensation, the amendment of our amended and restated certificate of incorporation to increase the number of authorized shares and the amendment of our amended and restated certificate of incorporation to effect the reverse stock split.

What happens if additional matters are presented at the meeting?	Other than the five proposals described in this proxy statement, we are not aware of any other business to be acted upon at the meeting, and we have not received notification of any proposal to be made by stockholders within the time frame required by our Bylaws . If you grant a proxy, the persons named as proxy holders, Stephen J. Fanning (a Director and our President and Chief Executive Officer) and John F. Glenn (our Chief Financial Officer), will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by our board.

Who will serve as inspector of election?	We expect a representative of American Stock Transfer & Trust Company, our transfer agent, to tabulate the votes and expect John F. Glenn, our Chief Financial Officer, to act as inspector of election at the meeting.

What should I do if I receive more than one proxy?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each Solta Medical proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who is paying the costs?	Your vote is being solicited on behalf of the board, and we will pay the costs associated with the solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement.

How can I find out the results of the voting?	We intend to announce preliminary voting results at the annual meeting and file a Form 8-K within four business days after the end of our annual meeting to report the voting results.

What is the deadline for proposing action or director candidates?

As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Solta Medical proxy statement for the annual meeting to be held in 2014, the written proposal must be received by our Corporate Secretary at our principal executive offices no later than December 23, 2013. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail next year’s proxy materials. Stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable rules established by the U.S. Securities and Exchange Commission (the “SEC”). Proposals should be addressed to:

Secretary

Solta Medical, Inc.

25881 Industrial Boulevard

Hayward, California 94545

Nomination of Director Candidates and other stockholder proposal: If you wish to nominate a director candidate for the 2014 annual meeting, or submit a proposal for consideration at that meeting, your nomination or proposal should include information required by our Bylaws and should be directed to our Corporate Secretary at the address of our principal executive offices set forth above. In addition, any such nomination or proposal must be submitted within the time period set forth above for Stockholder Proposals.

Copy of Bylaw Provisions: You may contact the Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

How can I obtain the proxy materials on the Internet?	This Proxy Statement, the form of proxy card and the Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=178331&p=irol-reportsannual.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our common stock as of April 12, 2013, except where otherwise noted, by:

•	each stockholder known by us to own beneficially more than 5% of our common stock;

•

each of our executive officers named in the summary compensation table on page 27 (our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers);

•	each of our current directors; and

•	all of our directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole voting power, shared voting power, or investment power and includes any shares that the individual has the right to acquire within 60 days of April 12, 2013 through the exercise of any stock option or other right. The number and percentage of shares “beneficially owned” is computed on the basis of shares of our common stock outstanding as of April 12, 2013. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by our principal stockholders or Schedules 13D and 13G filed with the SEC.

Shares of our common stock that a person has the right to acquire within 60 days of April 12, 2013 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and dispositive power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for whom an address is not otherwise provided is c/o Solta Medical, Inc., 25881 Industrial Boulevard, Hayward, California 94545.

Beneficial Owner	Number of Shares		Options Exercisable Within 60 Days	Approximate Percent Owned
5% Stockholders
Individuals and entities affiliated with Three Arch Capital, L.P.	6,582,733	(1)	—	8.3%
3200 Alpine Road
Portola Valley, CA 94028

Individuals and entities affiliated with Meritech Capital Partners	4,024,433	(2)	—	5.1%
245 Lytton Ave, Suite 350
Palo Alto, CA 94301

Named Executive Officers, Directors and Director Nominees
Stephen J. Fanning	779,212		1,748,520	3.1%
John F. Glenn	331,164		456,187	*
H. Daniel Ferrari	189,543		241,249	*
Douglas W. Heigel	263,285		313,479	*
Jeffrey C. Nardoci	109,596		93,750	*
Lisa D. Parr	0		0	*
Thomas Yorkey, Ph.D	42,975		82,500	*
Linda Graebner	22,909		37,500	*
David B. Holthe(3)	5,497,711		0	6.9%
Edward W. Knowlton, M.D.	912,975		102,500	1.3%
Cathy L. McCarthy	67,975		57,500	*
Mark M. Sieczkarek	42,975		95,298	*
Eric B. Stang(4)	48,097		75,000	*
All executive officers, directors and director nominee as a group (13 persons)	8,462,641		3,364,316	7.9%

*	Indicates ownership of less than 1%.
(1)	Consists of 6,285,596 shares held by Three Arch Capital, L.P. (“TAC”) and 297,137 shares held by TAC Associates, L.P. (“TACA”). TAC Management, L.L.C. (“TACM”), the general partner of TAC and TACA, may be deemed to have sole power to vote and sole power to dispose of the shares directly owned by TAC and TACA. Barclay Nicholson (“Nicholson”), Wilfred Jaeger (“Jaeger”) and Mark Wan (“Wan”) are the managing members of TACM and may be deemed to have shared power to vote and shared power to dispose of the shares directly owned by TAC and TACA.
(2)	Consists of 3,894,450 shares held by Meritech Capital Partners II L.P. (“MCP II”), 100,206 shares held by Meritech Capital Affiliates II L.P. (“MC AFF II”), and 29,777 shares held by MCP Entrepreneur Partners II L.P. (“MEP II”). Meritech Capital Associates II L.L.C. (“MCA II”) is the general partner of MCP II, MC AFF II and MEP II, and may be deemed to have sole power to vote and sole power to dispose of the shares directly owned by MCP II, MC AFF II and MEP II. Meritech Management Associates II L.L.C. (“MMA II”) is a managing member of MCA II and may be deemed to have sole power to vote and sole power to dispose of the shares directly owned by MCP II, MC AFF II and MEP II. Paul Madera and Michael Gordon are managing members of MMA II and may be deemed to shared power to vote and shared power to dispose of the shares directly owned by MCP II, MC AFF II and MEP II.
(3)	Includes 5,435,992 shares held by Inlign CP III, LLC, of which Mr. Holthe is the managing partner.
(4)	Includes 50 shares held by Stang Family Trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by us, or written representations from reporting persons that no Forms 3, 4 or 5 were required of such persons, we believe that during our fiscal year ended December 31, 2012, all reports were timely filed.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Leadership Structure

Our current Chairman is also the current President and Chief Executive Officer. In addition, the nominating and governance committee has designated a Lead Independent Director. The board of directors believes that the Company’s Chief Executive Officer is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. The board of directors believes that the Company’s current model of the combined Chairman/President and Chief Executive Officer in conjunction with the lead director position with the duties described below is the appropriate leadership structure for Solta Medical at this time.

Our Lead Independent Director’s responsibilities include reviewing and approving the agenda for board meetings and leading executive sessions of the board of directors during which our independent directors meet without management present, and providing consolidated feedback from those meetings to the Chairman and Chief Executive Officer. These executive sessions allow the board of directors to review key decisions and discuss matters in a manner that is independent of the Chief Executive Officer. Our Lead Independent Director also has the authority to call meetings of the board of directors in executive session and serves as a liaison to the Chairman and Chief Executive Officer in consultation with the other independent directors.

Risk Oversight & Analysis

Management is responsible for the day-to-day management of risks the Company faces, while the board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the board of directors has the responsibility to satisfy itself that the risk management processes implemented by management are adequate and functioning as designed. As a critical part of this risk oversight role, the board encourages full and open communication between management and the board of directors. Senior management attends the quarterly board meetings and is available to address any questions or concerns raised by the board on risk-related and other matters. The board of directors regularly receives presentations from senior management on strategic matters involving our operations to enable it to understand our risk identification, risk management and risk mitigation strategies. The board also holds strategic planning sessions with senior management to discuss strategies, key challenges and risks and opportunities for the company.

While the board is ultimately responsible for risk oversight at Solta Medical, our committees assist the board in fulfilling its responsibilities in certain areas of risk. The Audit Committee assists the board in fulfilling its oversight responsibilities with respect to risk management in areas of financial risk, internal controls, and compliance with legal and regulatory requirements. The Compensation Committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Nominating and Governance committee assists the board in fulfilling its oversight responsibilities with respect to the management of risks associated with board organization, membership and structure.

Board of Directors and Committee Composition

Our authorized number of directors is eight. Our board of directors is divided into three classes, each with staggered three-year terms expiring at the annual meeting of stockholders for the year specified below. Our board has four standing committees: (1) Nominating and Governance, (2) Compensation, (3) Audit, and (4) Technology and Products.

Name	Age	Current Term Expires	Nominating and Governance Committee	Compensation Committee	Audit Committee	Technology and Products Committee
Employee Director and Nominee:
Stephen J. Fanning	61	2013

Non-Employee Directors:
Linda Graebner	63	2014	Chair	Member
David B. Holthe	49	2014
Edward W. Knowlton, M.D.	64	2014				Chair
Cathy L. McCarthy	65	2015		Member	Member
Mark M. Sieczkarek	58	2015		Chair	Member
Eric B. Stang	53	2015				Member

Non-Employee Director and Nominee
Harold L. Covert	66	2013	Member		Chair

Number of Meetings in Fiscal 2012			5	5	7	7

Director Nominees

Stephen J. Fanning. Mr. Fanning has been our President and Chief Executive Officer since January 2005 and Chairman of the board of directors since July 2006. From August 2001 to January 2005, Mr. Fanning served as the President and Chief Executive Officer of Ocular Sciences, a manufacturer and distributor of disposable contact lenses. Previously, Mr. Fanning served in various senior executive positions at Johnson & Johnson for over 25 years. Mr. Fanning currently serves as a director of a privately held company that develops medical devices outside of the aesthetics market. Within the past five years, Mr. Fanning also served on the board of directors of Isolagen, a biotechnology company. Mr. Fanning received his B.S. degree from Philadelphia University.

For the following reasons, the board concluded that Mr. Fanning should serve as a director of Solta Medical. As President and Chief Executive Officer, Mr. Fanning has a deep knowledge and understanding of the Company and its business. Mr. Fanning’s prior experience in senior executive positions at Johnson & Johnson as well as his experience in the life sciences industry gives him insight into the strategic and operational issues in the life sciences industry.

Harold L. Covert. Mr. Covert has been a director since July 2007. Since September 2011, Mr. Covert has served as Chief Financial Officer of Lumos Networks Corp., a telecommunications provider. From September 2009 to September 2010, Mr. Covert served as President of Silicon Image, Inc., a leader in the secure distribution, presentation and storage of high-definition content. From October 2007 to September 2009, Mr. Covert served as Chief Financial Officer of Silicon Image. From October 2005 to October 2007, Mr. Covert served as Chief Financial Officer of Openwave Systems, a provider of software solutions for the communications and media industries. From December 2003 to September 2005, Mr. Covert served as Chief Financial Officer of Fortinet, a network security company. From July 2001 to October 2003, Mr. Covert served as Chief Financial Officer of Extreme Networks, a network infrastructure equipment provider. Mr. Covert currently serves as a director of JDS Uniphase, a networking equipment manufacturer, and Harmonic, a leading provider of video delivery solutions to cable, satellite, telco, terrestrial and wireless operators around the world. Mr. Covert received his B.S. degree from Lake Erie College and his M.B.A. from Cleveland State University. Mr. Covert is a Certified Public Accountant.

For the following reasons, the board concluded that Mr. Covert should serve as a director of Solta Medical. Mr. Covert is an experienced financial leader with vast experience in finance and accounting obtained through his education and his tenure as Chief Financial Officer of publicly traded companies including Lumos Networks, Openwave Systems, Fortinet, Extreme Networks and Silicon Image. The compliance, financial reporting and audit experience Mr. Covert gained in these positions has enabled Mr. Covert to address issues that have arisen at Solta Medical during Mr. Covert’s tenure as chairman of the Company’s audit committee.

Directors Whose Terms Extend Beyond the 2013 Annual Meeting

Linda Graebner. Linda Graebner has been a director since February 2011. Since January 2013, Ms. Graebner has been Executive Chairman of Chef’n Corporation, a technical consumer housewares company. From 2006 to December 2012, she was Managing Partner of LG Associates, a consulting firm. From 1993 to 2006, Ms. Graebner was CEO of Tilia, a provider of houseware products. From 1987 to 1993 Ms. Graebner held various executive level positions at Dole Food Company, a food producer. From 1979 to 1987, she held senior executive positions at James River Corporation, a manufacturer of disposable paper products, and Crown Zellerbach, a paper manufacturer. From 1975 to 1979, Ms. Graebner was also a Senior Associate with the management consulting firm of Booz, Allen & Hamilton. From 2007 through 2009, Ms. Graebner was a director of AeroGrow Itnernational, a provider of indoor aeroponic and hydroponic garden systems. Ms. Graebner has a B.S. degree in mathematics from Purdue University and an M.B.A. from Stanford University.

For the following reasons, the board concluded that Ms. Graebner should serve as a director of Solta Medical. Through her tenure as Chief Executive Officer at Tilia and other various executive roles, Ms. Graebner brings to the board strategic and marketing management knowledge in the consumer products segment as well as demonstrated leadership ability and experience.

David B. Holthe. Mr. Holthe has been a director since February 2013. Mr. Holthe is currently President and managing partner of Inlign Capital Parters. Before joining Inlign in 2004, he was president of retail marketing with Conoco Phillips Corporation and president and CEO of its subsidiary, The Circle K Corporation. Since 1993 he has held various positions with Circle K. From 1986 to 1992 Mr. Holthe was a certified public accountant and manager with Arthur Andersen & Company. Mr. Holthe was chairman of the management committee of Sound Surgical Technologies LLC prior to Solta’s acquisition of Sound Surgical in February of 2013. Mr. Holthe holds a B.S. in accounting from Arizona State University.

Mr. Holthe’s appointment to the board was a condition of the merger agreement entered into between Solta Medical and Sound Surgical. For the following reasons, the board concluded that Mr. Holthe should serve as a director of Solta Medical. Through his role at Inlign and various roles at Conoco Phillips Corporation and the Circle K Corporation, Mr. Holthe brings to the board strategic, management and financial and accounting ability at senior executive levels as well as demonstrated leadership ability and experience.

Edward W. Knowlton, M.D. Dr. Knowlton is our founder and has been a director since January 1996. From August 2004 to the present, Dr. Knowlton has been retired from the practice of medicine, and has focused on developing medical technologies and consulting for us. From November 1978 to August 2004, Dr. Knowlton served as the President of Edward W. Knowlton, M.D. Inc., a private practice in plastic surgery. He founded the Danville Ambulatory Surgery Center, an outpatient center for plastic surgery, in 1983. Dr. Knowlton received his M.D. from Washington University.

For the following reasons, the board concluded that Dr. Knowlton should serve as a director of Solta Medical. Dr. Knowlton has a depth of medical and healthcare experience. Due to his experience as a plastic surgeon, he is very knowledgeable of our customer base and the use of our products in the field. In addition, due to his long association with Solta Medical, he has deep institutional knowledge of the Company’s operations and management as well as the aesthetics industry generally.

Cathy L. McCarthy. Ms. McCarthy has been a director since July 2007. Since 2011, Ms. McCarthy has served as President and Chief Executive Officer of CrossTrack, Inc., a consulting firm providing highly experienced professionals to assist clients in developing strategies to address critical decisions by applying a project management framework and processes. From 2007 to 2011, Ms. McCarthy served as President and Chief Executive Officer of SM&A, a provider of business strategy, competition management and project management consulting services to large government contractors in the aerospace and defense, healthcare, financial/audit and software industry. Ms. McCarthy served in various senior executive positions at SM&A, including Executive Vice President, Chief Financial Officer, Corporate Secretary from 2005 to mid-2007, Ms. McCarthy served as its President and Chief Operating Officer. Prior to SM&A, Ms. McCarthy was Chief Financial officer of PIA Merchandising firm, Giant Group, Ltd., a Los Angeles investment firm and Wherehouse Entertainment, a major music and video retailers. Ms. McCarthy currently serves as Chairman of the Board of SM&A, is a member of the Orange County Advisory Board of City National Bank and is a member of the Board of Governors of the Aerospace Industry Association,. Ms. McCarthy attended Robert Morris College majoring in finance and accounting, the University Of Wisconsin School Of Banking at Madison and the Carnegie Mellon University Executive Finance & Accounting Program.

For the following reasons, the board concluded that Ms. McCarthy should serve as a director of Solta Medical. Through her roles at CrossTrack and various roles at SM&A, including her tenure as Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, Ms. McCarthy brings to the board strategic, management and financial ability at senior executive levels as well as demonstrated leadership ability and experience.

Mark M. Sieczkarek. Mr. Sieczkarek has been a director since July 2006 and has served as lead director since January 2008. From April 2003 to December 2011, Mr. Sieczkarek served as the President and Chief Executive Officer and director of Conceptus, a medical device company. From 1995 to January 2003, Mr. Sieczkarek served in various senior executive positions at Bausch & Lomb, an eye care company, including as President of the Americas, President of Europe, Middle East and Africa, Vice President of Finance and Information Management and Technology of Bausch & Lomb Surgical, Vice President of Corporate Development of Bausch & Lomb Surgical, and Vice President and Controller of North American Vision Care. Previously, he served as the Vice President and Chief Financial Officer of KOS Pharmaceuticals. Mr. Sieczkarek received his B.S. degree from the State University of New York at Buffalo and his M.B.A. from Canisius College.

For the following reasons, the board concluded that Mr. Sieczkarek should serve as a director of Solta Medical. Mr. Sieczkarek brings extensive experience in the medical device industry from having served as Chief Executive Officer and President of a well known public company and as a senior executive at Bausch & Lomb. Mr. Sieczkarek also served as a director of the same company providing him with valuable insight in the workings and best practices at the board level. The executive and public company reporting experience Mr. Sieczkarek gained in these positions has enabled Mr. Sieczkarek to address issues that have arisen at Solta Medical during Mr. Sieczkarek’s tenure as chairman of the Company’s compensation committee.

Eric B. Stang. Mr. Stang has been a director since December 2008. From January 2009 to present, Mr. Stang has served as Chief Executive Officer of Ooma, Inc. a provider of broadband telephony products. From October 2006 to December 2008, Mr. Stang served as President and Chief Executive Officer and director of Reliant Technologies. Mr. Stang served as Chairman, President and Chief Executive Officer of Lexar Media, a digital media products company, from July 2003 until its acquisition in June 2006 and until September 2006 in a transition role. From July 2001 to July 2003, Mr. Stang served as President, Chief Executive Officer and on the board of directors of Lexar Media. Mr. Stang currently serves as a director of Rambus, a leading provider of chip-to-chip interface products and services. Mr. Stang received his B.A. degree from Stanford University and his M.B.A. from the Harvard Business School.

For the following reasons, the board concluded that Mr. Stang should serve as a director of Solta Medical. Mr. Stang’s experience as President and Chief Executive Officer and director of Reliant Technologies provided Mr. Stang not only with extensive experience in operations but also with regard to strategic planning and best practices at the board level. His prior executive experience demonstrates his management and financial ability at senior levels. His service as director for a public company board as well as two private companies allow him to provide valuable input to our board of directors.

Board and Committee Meetings

In the year ended December 31, 2012, our board of directors held nine meetings, including six regularly scheduled meetings and four special meetings. Our board of directors has an audit committee, a compensation committee, a nominating and governance committee and a technology and products committee. Each of our directors attended at least 75% of the aggregate meetings of the board and the committees on which he or she served that were held in 2012. We also encourage, but do not require our directors to attend the annual meeting. Director Stephen J. Fanning attended the annual meeting in 2012. No other board members attended that meeting, in person or telephonically.

Audit Committee. Our audit committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The committee’s written charter is available on our website at http://www.solta.com. Our audit committee is chaired by Mr. Covert and also includes Ms. McCarthy and Mr. Sieczkarek, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. Our board of directors has determined that Mr. Covert qualifies as an audit committee financial expert. The committee is authorized to:

•	appoint our independent registered public accounting firm;

•	review our internal accounting procedures and financial statements; and

•	consult with and review the services provided by our independent registered public accounting firm, including the results and scope of their audit.

Compensation Committee. Our compensation committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The compensation committee, together with our board, establishes compensation for our Chief Executive Officer and our other executive officers and administers the 2006 Equity Incentive Plan, as amended, the 2006 Employee Stock Purchase Plan, and the 1997 Stock Option Plan. The committee’s written charter is available on our website at http://www.solta.com. Our compensation committee is chaired by Mr. Sieczkarek and also includes Ms. McCarthy and Ms. Graebner, each of whom is independent within the meaning of applicable SEC and Nasdaq rules. The committee is authorized to:

•	discharge the board’s responsibilities relating to compensation of our executive officers;

•	administer our stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans we adopt; and

•	provide disinterested administration of any employee benefit plans in which our executive officers are eligible to participate.

Our compensation committee also assists the board of directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. Our compensation committee may form and delegate authority to subcommittees when appropriate.

In determining the compensation of the executive officers, our compensation committee directly and independently engaged Compensia, an outside executive compensation consultant, to analyze trends in executive compensation and the compensation of our executive officers. Compensia performs no work for the Company other than advising the Compensation Committee with respect to compensation matters. The Compensation

Committee has concluded that none of Compensia’s work to date has raised any conflicts of interest. In addition, the Compensation Committee considers the recommendations of Mr. Fanning with respect to the compensation of the executive officers other than himself.

We have adopted a clawback policy requiring the reimbursement of excess incentive-based cash compensation provided to our executive officers in the event of certain restatements of our financial statements. The policy allows us to clawback bonuses or other incentive-based or equity-based compensation from executive officers who engaged in fraud or misconduct that caused or partially caused the accounting restatement to the extent that such compensation was in excess of what would have been paid under the accounting restatement. This policy is applicable to all bonuses or other incentive-based or equity-based compensation paid or issued to an executive officer since the policy was implemented in April 2008.

In fulfilling its role in assisting the board in its oversight responsibilities, our compensation committee believes that the various elements of our compensation program mitigate against and do not encourage excessive risk taking and instead encourages behaviors that support sustainable value creation. Therefore, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee. Our nominating and governance committee is a standing committee of, and operates under a written charter adopted by, our board of directors. The committee’s written charter is available on our website at http://www.solta.com. Our nominating and governance committee is chaired by Ms. Graebner and also includes Mr. Covert. Mr. Stang previously served as chair of the committee until his resignation from the committee on February 9, 2012. Ms. Graebner and Mr. Covert are independent within the meaning of applicable SEC and Nasdaq rules.

The committee is authorized to:

•	discuss and recommend to full board of directors for approval by a majority of the independent members of the board of directors all nominees for membership on the board of directors;

•

discuss and recommend to full board of directors for approval by a majority of the independent members of the board of directors the appointment of directors to committees of the board of directors and suggested rotations for chairmen of committees of the board of directors;

•	review issues and developments relating to corporate governance; and

•	evaluate the effectiveness of the operation of the board of directors and its committees.

Technology and Products Committee. Our technology and products committee is a standing committee of, and operates under a written charter adopted by, our board of directors. Our technology and products committee is chaired by Dr. Knowlton and also includes Mr. Stang.

The committee is authorized to:

•

assist our board of directors in understanding (i) our technology development, new product roadmap, and clinical opportunities for building competitive advantage, (ii) the integrity of our product statements, and (iii) our compliance with regulatory requirements;

•	provide our board of directors with the results of its oversight and recommendations derived therefrom; and

•

provide our board of directors such additional information and materials to make our board of directors aware of significant technical and product matters that require the attention of our board of directors.

Consideration of Director Nominees

Stockholder Nominations and Recommendations. As described above in the Question and Answer section of this proxy statement under “What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?,” our Bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our board. In addition, the Nominating and Governance Committee will consider properly submitted stockholder recommendations (as opposed to formal nominations) of director candidates. A stockholder may recommend a candidate for the board of directors by submitting the following information to our Secretary at 25881 Industrial Boulevard, Hayward, California 94545: the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, professional and personal references and information regarding any relationships between the candidate and Solta Medical within the last three years. The party making the recommendation must submit evidence of being a Solta Medical stockholder.

Director Qualifications. Members of the board should have the highest professional and personal ethics and values, and conduct themselves in a manner consistent with our Code of Business Conduct and Ethics. The Committee has not established specific minimum qualifications for director candidates, however, it believes that the board of directors should be comprised of directors who (i) are predominantly independent, (ii) are of high integrity, (iii) have qualifications that will increase overall board effectiveness, and (iv) meet other criteria as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

Identifying and Evaluating Director Nominees; Diversity. Typically new candidates for nomination to our board are suggested by existing directors or by our executive officers. Candidates may also come to the attention of our board through professional search firms, stockholders or other persons. The nominating and governance committee will carefully review the qualifications of any candidates who have been properly brought to its attention. Such review may, in the nominating and governance committee’s discretion, include a review solely of information provided to the nominating and governance committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the nominating and governance committee deems proper. The nominating and governance committee will consider the suitability of each candidate, including the current members of the board, in light of the current size and composition of the board. While we do not have a formal diversity policy for board membership, the board of directors seeks members who represent a mix of backgrounds and experiences that will enhance the quality of the board’s deliberations and decisions. In evaluating the qualifications of the candidates, the nominating and governance committee considers many factors, including, diversity with respect to judgment, independence, age, gender and race, skills and expertise, professional experience, length of service, other commitments and the like. The nominating and governance committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders will be evaluated by the independent directors using the same criteria as other candidates.

Director Nominees at our 2013 Annual Meeting. Our nominating and governance committee recommended Mr. Fanning and Mr. Covert for nomination to our board.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. We have adopted a Code of Business Conduct and Ethics (the “Code”) for our directors, officers (including our principal executive officer and principal financial officer) and employees. The Code reflects our values and the business practices and principles of behavior that support this commitment. The Code satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The Code is available on our website at http://www.solta.com under “Investor Relations—Corporate Governance.” We will post any amendment to the Code, as well as any waivers that are required to be disclosed by the rules of the SEC or the Nasdaq, on our website.

Communications with the Board of Directors

Stockholders wishing to communicate with the board or with an individual board member concerning Solta Medical may do so by writing to the board or to the particular board member, and mailing the correspondence to Attn: Board of Directors, c/o Secretary, Solta Medical, Inc., 25881 Industrial Boulevard, Hayward, California 94545. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed.

Director Compensation

From January 1, 2012 to December 31, 2012, each of our non-employee directors received a $25,000 annual retainer, to be paid quarterly for general service as a director and $1,500 per meeting for attendance in person or $500 for participation via telephone.

From January 1, 2012 to December 31, 2012, the chairpersons of our audit committee, compensation committee, and nominating and governance committee received an annual retainer of $15,000, $10,000 and $4,000, respectively, with each amount to be paid on a quarterly basis, in consideration for their services in these roles. In addition, each chairperson received $500 for attendance at each committee meeting. Further, non-employee director members of our audit committee, compensation committee, and nominating and governance committee received an annual retainer of $5,000, $4,000 and $2,000, respectively, with each amount to be paid on a quarterly basis. Each non-employee director committee member also received $500 for attendance at each committee meeting.

In addition, the lead independent director, Mr. Sieczkarek, received an annual retainer of $15,000.

Directors may be reimbursed for expenses incurred in connection with their attendance at board of directors and committee meetings.

In the past, we granted directors options to purchase our common stock pursuant to the terms of our 1997 Stock Option Plan. We now provide for the automatic grant of restricted stock units to our non-employee directors under our 2006 Equity Incentive Plan, as amended. From January 1, 2012 to December 31, 2012, each non-employee director first appointed to the board of directors received an initial grant of restricted stock units with a target value of $80,000 upon such appointment. These restricted stock units will vest annually over three years, subject to the director’s continued service on each relevant vesting date. In addition, non-employee directors who had been directors for at least six months received restricted stock units with a target value of $60,000 immediately following the annual meeting of our stockholders. These restricted stock units vest 100% on the first anniversary of the grant date, subject to the director’s continued service on the relevant vesting date. All restricted stock units are settled for common stock on the relevant vesting date at a price per share equal to the fair market value on the date of grant.

In December 2012 our Board of Directors approved a $5,000 increase in the annual retainer paid to non-employee directors and an increase in the target value of restricted stock units to be granted to non-employee directors who had been directors for at least six months of $5,000.

The following table sets forth a summary of the compensation we paid to our non-employee directors in 2012.

Name	Fees Earned or Paid in Cash	Equity Incentive Awards(1)	All Other Compensation		Total
Harold L. Covert	$60,375	$63,000	$—		$123,375
Linda Graebner	45,375	63,000	—		108,375
Edward W. Knowlton, M.D.	42,125	63,000	75,000	(2)	180,125
Cathy L. McCarthy	51,375	63,000	—		114,375
Mark M. Sieczkarek	76,125	63,000	—		139,125
Eric B. Stang	43,625	63,000	—		106,625

(1)	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with ASC Topic 718, which include both the amounts recorded as compensation expense in our income statement for the 2012 fiscal year as well as amounts to be recognized in future requisite service periods.
(2)	Amount represents consulting fees earned under a consulting agreement with Dr. Knowlton.

During fiscal 2012, our non-employee directors were granted stock units as set forth in the following table.

Name	Grant Date	Equity Award Type	Number of Securities Underlying Equity Awards	Exercise or Base Price of Option Awards	Grant Date Fair Value of Equity Awards(1)
Harold L. Covert	6/7/12	RSU	22,909	$—	$63,000
Linda Graebner	6/7/12	RSU	22,909	—	63,000
Edward W. Knowlton, M.D.	6/7/12	RSU	22,909	—	63,000
Cathy L. McCarthy	6/7/12	RSU	22,909	—	63,000
Mark M. Sieczkarek	6/7/12	RSU	22,909	—	63,000
Eric B. Stang	6/7/12	RSU	22,909	—	63,000

(1)	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with ASC Topic 718, which include both the amounts recorded as compensation expense in our statement of operations for the 2011 fiscal year as well as amounts to be recognized in future requisite service periods.

Aggregate number of option and restricted stock unit awards outstanding (both exercisable and unexercisable) for each of our directors at fiscal year-end are set forth in the following table.

Name	Number of RSU Awards Outstanding	Number of Option Awards Outstanding
Harold L. Covert	22,909	82,500
Linda Graebner	22,909	50,000
Edward W. Knowlton, M.D.	22,909	112,500
Cathy L. McCarthy	22,909	57,500
Mark M. Sieczkarek	22,909	95,298
Eric B. Stang	22,909	75,000

Director Independence

Our board of directors has determined that directors Linda Graebner, David B. Holthe, Edward W. Knowlton, M.D., Cathy L. McCarthy, Mark M. Sieczkarek and Eric Stang and director nominee Harold L. Covert are each independent within the meaning of the rules of The NASDAQ Stock Market LLC. Mr. Fanning is not considered to be independent.

Our compensation committee is currently chaired by Mr. Sieczkarek and also includes Ms. McCarthy and Ms. Graebner, each of whom is independent within the meaning of the rules of The NASDAQ Stock Market LLC and applicable SEC rules.

Our nominating and governance committee is currently chaired by Ms. Graebner and also includes Mr. Covert. Ms. Graebner and Mr. Covert are independent within the meaning of the rules of The NASDAQ Stock Market LLC and applicable SEC.

In determining the independence of Edward W. Knowlton, M.D., our board of directors took into consideration our consulting agreement with Dr. Knowlton to obtain consulting services related to the development of our Thermage system. Pursuant to the consulting agreement, Dr. Knowlton provides approximately six days of consulting services per month at a rate of $6,250 per month for an indefinite term. The consulting agreement is terminable by either party upon a one-year written notice.

In addition, our board of directors considered the fact that Dr. Knowlton was neither a beneficial owner of 5% of our common stock nor did the aggregate fees under his consulting agreement exceed $120,000 during any period of 12 consecutive months within the previous three years. Furthermore, our board considered that Dr. Knowlton is neither an executive officer nor an employee of the company.

In determining the independence of David B. Holthe, our board of directors took into consideration past services as former Chief Executive Officer and chairman of the management committee of Sound Surgical Technologies prior to its acquisition by Solta and found that in accordance with NASDAQ rules on independence, Mr. Holthe is not employed by the company following the completion of the merger and may be considered independent. The board of directors further considered the consideration paid to Mr. Holthe and his affiliates in connection with the merger and determined that consideration paid for equity securities in the company is not considered compensation under the applicable NASDAQ rules on independence.

Related Party Transactions

We describe below transactions and series of similar transactions that have occurred during our last fiscal year to which we were a party or a party in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Sound Surgical Acquisition

In connection with the Agreement and Plan of Merger between Solta Medical and Sound Surgical Technologies, LLC dated January 27, 2013, Mr. Holthe, one of our directors, will be paid up to 61,719 shares of our common stock as consideration the units of Sound Surgical which he held prior to the acquisition. In addition, Inlign CP III, of which Mr. Holthe is President and managing partner, will received up to 7,478,948 shares of our common stock, including shares contingent on meeting certain revenue milestones. The total value ascribed to the stock in the merger agreement was $2.62 per share for a total value of $ 19,756,548. Mr.  Holthe and Inlign CP III received the same consideration per unit as other unitholders of Sound Surgical.

Review, Approval or Ratification of Related Party Transactions

As provided by our audit committee charter, our audit committee must review and approve in advance any related party transaction. All of our directors, officers and employees are required to report to our audit committee any such related party transaction prior to its completion. We have not adopted specific standards for approval of related party transactions, but instead our audit committee reviews each such transaction on a case-by-case basis. Our policy is to require that all executive compensation-related matters be recommended and approved by our compensation committee as provided by our compensation committee charter and be reported under applicable SEC rules.

REPORT OF THE AUDIT COMMITTEE

The material in this section is not deemed filed with the SEC and is not incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

The Audit Committee is responsible for providing oversight to Solta Medical’s accounting and financial reporting processes and the audit of Solta Medical’s financial statements. The Audit Committee monitors Solta Medical’s external audit process, including auditor independence matters, the scope and fees related to audits, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee also reviews the results of the external audit with regard to the adequacy and appropriateness of our financial, accounting and internal controls over financial reporting. In addition, the Audit Committee generally oversees Solta Medical’s internal compliance programs. The function of the Audit Committee is not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Audit Committee members are not professional accountants or auditors. Under its Charter, the Audit Committee has authority to retain outside legal, accounting or other advisors as it deems necessary to carry out its duties and to require Solta Medical to pay for such expenditures.

The Audit Committee provides counsel, advice and direction to management and the independent registered public accounting firm on matters for which it is responsible, based on the information it receives from management and the independent registered public accounting firm and the experience of its members in business, financial and accounting matters.

Solta Medical’s management is responsible for the preparation and integrity of its financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations.

In this context, the Audit Committee hereby reports as follows:

1. Solta Medical management has represented to the Audit Committee that the 2012 audited financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements for 2012 with Solta Medical’s management and the independent registered public accounting firm.

2. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed under the Statement on Auditing Standards No. 61, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

3. The Audit Committee has received written disclosures and a letter from the independent registered public accounting firm, Deloitte & Touche LLP, required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence.

4. Based on the review and discussion referred to above, the Audit Committee recommended to the board, and the board has approved, that the audited financial statements be included in Solta Medical’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

The foregoing report is provided by the undersigned members of the Audit Committee.

Hal Covert, Chairman

Cathy McCarthy

Mark M. Sieczkarek

EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Executive Officers

Our executive officers are appointed by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and officers. The following table sets forth certain information concerning our executive officers and directors, as of April 12, 2013:

Name	Age	Position
Stephen J. Fanning	61	President, Chief Executive Officer and Chairman of the board of directors
John F. Glenn	51	Chief Financial Officer
H. Daniel Ferrari	54	Vice President of Finance
Douglas W. Heigel	52	Vice President of Operations
Jeffrey C. Nardoci	52	Vice President of Worldwide Marketing and General Manager, Surgical Specialties
Lisa Parr	48	Vice President of Regulatory Affairs and Clinical Affairs
Thomas J. Yorkey, Ph.D.	51	Vice President of Research and Development

Further information with respect to Stephen J. Fanning is provided above under “Director Nominees.”

John F. Glenn. Mr. Glenn has been our Chief Financial Officer since January 2008. From October 2004 to December 2007, Mr. Glenn served as Chief Financial Officer, Vice President of Finance, Treasurer and Secretary of Cholestech Corporation, a provider of diagnostic tools and information for the risk assessment and therapeutic monitoring of heart disease and inflammatory disorders. From 1990 to January 2004, Mr. Glenn served as the Chief Financial Officer and Vice President of Finance for Invivo Corporation, a medical device company. Mr. Glenn received his B.S. in Business Administration from the University of Nevada and M.B.A. from Santa Clara University.

H. Daniel Ferrari. Mr. Ferrari has been our Vice President of Finance since July 2009. From January 2008 to June 2009, he served our Vice President, Business & Financial Planning. From November 2004 to January 2008, Mr. Ferrari served as our Senior Director of Finance. From April 2004 to November 2004, Mr. Ferrari was a consultant for the Company. From September 2001 to March 2004, Mr. Ferrari served as Vice President, Corporate Controller of Critical Path, Inc., a publicly held enterprise software and hosted messaging company. From 1999 to 2001, Mr. Ferrari was a financial consultant for a number of private companies, advising executive management and venture capital investors regarding business model optimization, mergers and acquisitions, funding strategy, the IPO process and other financial matters. Prior to consulting, Mr. Ferrari served as Vice President, Finance of ReSound, Inc. a publicly held hearing device company, and was with the company from 1994 through 1999. Mr. Ferrari received his B.S. degree in Commerce and M.B.A. from Santa Clara University.

Douglas W. Heigel. Mr. Heigel has been our Vice President of Operations since July 2003. From May 2002 to July 2003, he served as our Senior Director of Operations. From October 1995 to February 2002, Mr. Heigel worked for Argonaut Technologies, a biotech company, first as their Director of Manufacturing and then as Vice President, Manufacturing. In 1995 Mr. Heigel was Director of Manufacturing for Biomolecular Technologies, an early stage biotech company. From 1988 to 1995, Mr. Heigel held engineering and operations management positions with Microsensor Technology, a measurement instrumentation company. Mr. Heigel received his B.S. degree from Oregon State University.

Jeffrey C. Nardoci. Mr. Nardoci was promoted to Vice President of Worldwide Marketing and General Manager, Surgical Specialties in April 2013. He was our Vice President of Global Marketing from September 2009 until his promotion. From 2002 to December 2008, Mr. Nardoci served as Vice President of Commercial Operations of U.S. Vision Care with Bausch & Lomb. Prior to Bausch & Lomb, from 1997 to 2002, Mr. Nardoci was an executive consultant at Meridian Euro RSCG, a sales and marketing consulting group. Mr. Nardoci received his B.A. degree from Fairleigh Dickinson University.

Lisa D. Parr. Dr. Parr has been our Vice President of Regulatory Affairs and Clinical Affairs since November 2012. From May 2009 to November 2012, she was the Vice President, Clinical, Regulatory & Quality for Tria BEAUTY, Inc. From 2006 to 2009 she served as the Vice President, Clinical Affairs at Obagi Medical Products, Inc. Dr. Parr has held executive management level positions in clinical and regulatory affairs for over 20 years. Dr. Parr received her B.S. degree in Pharmacy from the University of Pittsburgh and holds a Pharm.D. from the University of Illinois at Chicago.

Thomas J. Yorkey, Ph.D. Dr. Yorkey has been our Vice President of Research and Development since January 2011. From October 2010 to January 2011, he served as our Senior Director of Technology Development. Dr. Yorkey has more than 20 years of medical device experience. Most recently, he served as the Vice President of Research and Development at Spiracur, a wound care device company. Prior to Spiracur, Dr. Yorkey was the Vice President of Research and Development at NeoGuide Systems, a robotic endoscope company that was sold to Intuitive Surgical. Prior to NeoGuide, Dr. Yorkey had similar executive roles in Research and Development including Nellcor Puritan Bennett, a division of Tyco Healthcare. He holds a Ph.D. in Electrical Engineering from the University of Wisconsin, Madison, a M.S. in Electrical Engineering from the University of Wisonsin, Madison and a B.S. degree in Electrical Engineering from the State University of New York at Buffalo.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our named executive officers and provides perspective for the data presented in the tables and narrative that follow. Our named executive officers for 2012 were the following executive officers:

Name	Title
Stephen J. Fanning	President and Chief Executive Officer
John F. Glenn	Chief Financial Officer
William Brodie*	Vice President, Global Sales
Kristine Foss*	Vice President of Clinical and Regulatory
Thomas Yorkey	Vice President of Research and Development
Jeffrey Nardoci‡	Vice President of Worldwide Marketing and General Manager, Surgical Specialties

*	Mr. Brodie resigned from the Company on January 27, 2013. Ms. Foss resigned from the Company on October 2, 2012.
‡	Mr. Nardoci was promoted to Vice President of Worldwide Marketing and General Manager, Surgical Specialties on April 11, 2013.

Compensation Philosophy and Objectives

The compensation committee of the board of directors (the “Committee”), together with our board, is responsible for establishing, implementing and monitoring adherence with our compensation philosophy. The Committee seeks to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. The types of compensation and benefits provided to the named executive officers are similar to those provided to our other executive officers.

The primary objectives of our compensation programs are to:

•	attract and retain the top echelon of performers;

•	establish a direct link between sustained performance and individual rewards;

•	create long-term stockholder value; and

•	provide an ownership opportunity for all employees.

We seek to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. Company performance is the primary measure of success upon which we structure our compensation. We evaluate and reward our executive officers based on their contribution to the achievement of short and longer term goals. The Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value and building a sustainable company. The Committee evaluates each executive’s performance and compensation. The Committee seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent. To that end, the Committee believes the compensation provided by us to our executives, including the named executive officers, should include a mix of salary, cash bonuses and equity awards that reward performance and the creation of longer-term stockholder value, and that provide the appropriate level of incentives to retain each executive. Each element of compensation and the practices used to evaluate and inform the Committee’s decisions are discussed in detail below.

Executive compensation is reviewed annually, and adjustments are made to reflect performance-based factors, as well as competitive conditions.

At the 2012 annual meeting, we presented stockholders with a non-binding advisory vote on our executive compensation as described in the 2012 proxy statement, the so-called “say-on-pay” vote. Of the aggregate number of votes cast for and against the say-on-pay proposal, over 98% were in favor of our executive compensation. The Committee reviewed and considered the result of the vote and concluded that it signified shareholder approval of the above-stated goals of our executive compensation and of our efforts to achieve those goals. As described in the 2012 proxy statement, the Committee had approved the salaries, bonus program and equity compensation for 2012 prior to the holding of the 2012 annual meeting. In light of the result of the say-on-pay vote, the Committee took no action to change the decisions made with respect to 2012 and in 2013 it maintained the same general structure for 2013 compensation, with certain specific revisions that are further described below.

How We Implement and Manage Our Executive Compensation Programs

Role of Our Compensation Committee

The Committee sets our overall compensation philosophy, which is reviewed and approved by our board. The Committee also reviews and approves our compensation programs; including the specific compensation of our executive officers The Committee regularly meets in executive session to discuss compensation matters. The Committee operates under a written charter adopted by our board. A copy of this charter is available on our website at http://www.solta.com.

The Committee is appointed by our board, and currently is comprised of Linda Graebner, Cathy L. McCarthy and Mark Sieczkarek. The primary purpose of the Committee is to:

•	discharge the board’s responsibilities relating to compensation of our executive officers;

•	administer our stock option plans, stock purchase plans, restricted stock plans and any other equity incentive plans we adopt; and

•	provide disinterested administration of any employee benefit plans in which our executive officers are eligible to participate.

The Committee assumes primary responsibility for the annual compensation review process.

Role of Compensation Consultant

The Committee, which has the authority to directly engage outside firms or consultants, has retained Compensia, a third-party compensation consulting firm, to support the Committee’s responsibilities in determining executive compensation and administering the related programs. The Committee periodically seeks input from Compensia on a range of external market factors. The Committee has worked with Compensia since 2007. During that time, Compensia has assisted the Committee’s executive compensation-setting process by:

•	reviewing those companies that comprise our peer group and advising on whether any changes to this group were advisable;

•	assisting in the design of our compensation programs for executives and board members, including discussing evolving compensation trends;

•	assisting in the design of our equity ownership guidelines; and

•	compiling and providing market data to assist in setting our compensation plan parameters and measures.

In 2012, other than its role as compensation consultant to the Committee, Compensia performed no other work for the Company. In the future, we may decide not to hire a compensation consultant each year, if we believe that the prior report we obtained, along with publicly-available data from our group, is sufficient to allow us to make informed decisions with regard to executive compensation matters.

Role of Executive Officers

Our Chief Executive Officer aids the Committee by providing recommendations regarding the compensation of all executive officers other than himself. Our Chief Executive Officer also advises the Committee regarding the alignment and weighting of our performance measures under our annual cash incentive (bonus) awards with our overall strategy, the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executives, and the competitiveness of our compensation program.

Prior to the end of the year, our Chief Executive Officer reviews each executive officer’s performance as well as the Company’s performance against the pre-established financial targets and critical strategic priorities. Our Chief Executive Officer then presents this assessment to the Committee and makes his recommendations with respect to the appropriate base salary, annual bonus payments and grants of long-term equity incentive awards for all executive officers, other than himself. Any executive officer who participates in the Committee’s meetings leaves the meetings during discussions and deliberations of individual compensation actions affecting him or her personally and during the Committee’s executive sessions.

Each named executive officer with our Chief Executive Officer participated in an annual performance review with his or her respective manager to provide input about his or her contributions to the Company’s goals and objectives for the period being assessed. Our Chief Executive Officer participated in a similar annual review with our Lead Independent Director. The recommendations of our Chief Executive Officer were assessed in the context of each named executive officer’s performance, along with competitive positioning information generated by Compensia and provided to management and the Committee with respect to base salary, bonus and equity compensation for each executive.

Positioning of Cash and Equity Compensation

The Committee believes it is important when making its compensation-related decisions to be informed as to current compensation practices of comparable publicly held companies in the medical device and life sciences industries as well as to those of technology companies in the company’s headquarters area. In the past the Committee has reviewed, among other things, corresponding pay practices of a peer group of medical device and life science companies that was developed with the assistance of Compensia. The Committee last engaged Compensia to assist in the construction of the peer group as it prepared to make compensation decisions for 2011. For 2012 compensation decisions the Committee worked with management to update the 2011 peer group, deleting two companies that had been acquired and adding five companies, all of which had been publicly held companies for at least one year. The companies included in the peer group were the following: Accuray, Abaxis, ABIOMED, Atrion, Biolase Technology, Conceptus, CryoLife, Cutera, Cyberonics, Cynosure, Endologix, Harvard Bioscience, Iris International, Natus Medical, Palomar Medical Technologies, SonoSite, Spectranetics, Synergetics USA, and Young Innovations. These companies were chosen because they were publicly traded medical device or life science companies with revenue and employee headcount generally consistent with our own. The revenues of these companies for the four quarters ending prior to our Compensation Committee’s establishment of 2012 compensation ranged from $45 million to $309 million and the number of employees at their most recently reported year-end ranged from 145 to 1,100.

The data sources for the Committee’s establishment of 2012 compensation were (i) the 2011 Radford Global Technology Survey broken down into the following categories: 1) the San Francisco Bay Area 2) the San Francisco Bay Area for companies under $200 million in revenues and 3) San Francisco Bay Area Medical Device companies (ii) the 2011 Radford Life Science Data for Northern California Life Science companies (iii) the Compensia data used for 2011 compensation, updated based on assumed 3% increase, which was based on Compensia’s advice regarding market trends in the period since decisions were made regarding 2011 compensation (iv) Top 5’s 2011 Executive Pay in Medical Devices Industry Report effective October 2011. The data from these sources were weighted equally to produce averages that the Committee used for benchmarking purposes. The Committee used this data to help define the competitive total compensation opportunity for each executive officer, but specific pay decisions for each executive are based on his or her past and anticipated contributions, current compensation package, retention risks and overall corporate performance.

Assessment of Corporate and Individual Achievement

Corporate Achievement

At the beginning of each year, management prepares and proposes to the Committee a set of corporate goals covering the expected operating and financial performance of the Company for the year. Our corporate goals are focused towards deliverables expected to advance near-term stockholder value while also building towards long-term stockholder value. These corporate goals are then reviewed and approved by the Committee. The Committee also assigns a specific weighting to each goal and establishes formulas for determining the resulting annual bonus payments based on actual achievement against these goals. In 2011, the goals we adopted were revenue, operating income and management business objectives, weighted 34%, 33% and 33%, respectively, of the total bonus opportunity. For 2012, the goals we adopted were, similarly, revenue, operating income and management business objectives, weighted 34%, 33% and 33%, respectively, of the total bonus opportunity. We adopted these bonus goals for 2012 because we determined that focusing on revenue and operating income would provide motivate executives to attain desirable levels of company-wide financial performance and because the Board had identified specific business objectives upon which it desired to focus senior management. These goals were divided into six-month and 12-month targets. In addition, the Committee adopted a separate cash bonus plan for executive officers for 2012 that was based on the Liposonix revenue achieved in 2012. It was a condition to the payment of any bonus awards under this plan that we achieve a minimum threshold of non-Liposonix revenue per our 2012 operating plan in addition to achieving the targeted non-GAAP operating income under the 2012 operating plan. We acquired the Liposonix business in November 2011, and the Committee sought to achieve particular focus on that business in the first full year of ownership in addition to the corporate-wide focus of the annual bonus program. The Committee determined that conditioning any payments under the plan on the achievement of the 2012 operating plan for non-Liposonix revenue and non-GAAP operating income would serve to balance this focus on both the existing business and the LipoSonix business. In adopting the bonus plan based on the Liposonix revenue, the Committee further determined that integrating and managing this business would require additional efforts on behalf of senior management. In July 2012 and again in February 2013, the Committee assessed the overall level of corporate achievement based on the Company’s performance relative to the annual bonus program’s goals and in February 2013 the Committee also assessed achievement under the bonus plan based on Liposonix revenue. To further correlate executive compensation with enhancement of stockholder value, in 2011 we made the vesting of certain restricted stock units awarded in 2011 subject to performance criteria tied to future change in the trading price of our common stock in relation to the Russell Microcap Index, and we continued this program for a portion of the restricted stock awards in 2012 and 2013.

Individual Achievement

Although the Committee believes that the largest portion of each executive officer’s total compensation should be based on our executive officers’ success as a team and thus based on achievement of shared financial and critical strategic goals, it also believes that there should be some ability to reward individual and departmental contributions. To that end, we consider individual and departmental performance, the impact of that performance on the achievement of our strategic goals and objectives and on the executive team’s performance as significant factors in setting base salary and in granting equity-based compensation.

Compensation Components

Compensation for our executive officers, including the named executive officers, is broken out into the following components:

Cash Compensation. Cash compensation consists of base salary and an annual bonus opportunity. In 2012, Compensia assisted us in revising the peer group we used to guide our determination of appropriate cash compensation opportunities. Our cash compensation goals for our executive officers are based upon the following principles:

•	Ensuring that our short-term incentive program is consistent with our compensation philosophy;

•	Payouts should be based primarily on corporate financial performance, rather than individual performance;

•	With improved company performance, pay will increase toward targeted positioning; and

•	Ensuring that individual target incentive opportunities align target total cash compensation levels with desired positioning.

Base Salary and Total Target Cash Compensation. In 2012, our goal was to set the base salaries of our executive officers between the 50th to 60th percentiles of the market data reviewed by the Committee, as described above, and total target cash compensation between the 50th to 75th percentiles of this market data. The Committee approved salary increases for executives in the range of 3.0% to 7.0% for 2012.

Bonus Program. In addition to base salary, we have a bonus plan covering all full-time regular employees, including our executive officers (except our sales representatives who participate in a sales compensation plan) pursuant to which bonus payments may be made. As noted above, bonuses are calculated based upon actual achievement of the pre-established corporate financial goals and management business objectives. The company-wide financial targets for the 2012 cash bonus awards were the respective amounts included in the operating plan adopted by our Board of Directors for 2012.

For 2012, the Committee approved a bonus plan covering all full-time eligible regular employees, including our executive officers. The target bonus opportunity for our Chief Executive Officer was 80% of his base salary, for our CFO, 50% of his base salary, and for each other executive officer, 40% of his or her respective base salary. Bonuses were payable based on actual achievement against six-month and 12-month performance targets in the categories of revenue, operating income and management business objectives for each of the first six months and full year of 2012 that applied to all executive officers, weighted 34%, 33% and 33%, respectively, of the total bonus opportunity. The six-month bonus opportunity represented approximately 40% of the full-year bonus opportunity. Non-GAAP operating income represents such amounts as are reported in our respective periodic reports, with any such additional adjustments for discrete items not anticipated in the establishment of our corporate financial goals.

In July 2012, the Committee approved bonuses with respect to the first six months of 2012 for Mr. Fanning in the amount of $133,120, for Mr. Glenn in the amount of $49,420, for Mr. Brodie in the amount of $35,996, for Ms. Foss in the amount of $32,548, for Mr. Yorkey in the amount of $32,381 and for Mr. Nardoci in the amount of $34,079. These bonus amounts represented approximately 33.3% of the respective executive officer’s full-year target bonus. The bonuses were determined based upon a comparison of our actual company-wide financial results to the six-month target performance objectives, as summarized in the following table:

Performance Category	Target (Threshold)	Actual Achievement	Level of Achievement of Target	Payout Factor
Revenue (6 months)	$69.4 million ($64.6 million)	$69.7 million	100%	33.5%

Non-GAAP Operating Income (6 months)	$3.615 million ($2.15 million)	$2.8 million	77.9%	20.1%

Management Objectives (6 months)	(1)	72.7%	72.7%	29.5%

(1)	The management business objectives for the first six months of 2012 consisted of achieving capital revenue targets for the first six months from non-Liposonix products, milestones in the development of two specified products and a cash flow from operations target.

In February 2013, the Committee approved bonuses with respect to the 12 months of 2012 for Mr. Fanning in the amount of $171,384, for Mr. Glenn in the amount of $63,626, for Mr. Brodie in the amount of $46,342, for Mr. Yorkey in the amount of $42,332 and for Mr. Nardoci in the amount of $43,874. These bonus amounts, combined with the six-month bonus amounts determined and paid in July 2011, represented approximately 76.1% of the respective executive officer’s 12-month target bonus. The bonuses were determined based upon a comparison of our actual results to the 12-month threshold and target performance objectives, as summarized in the following table:

Performance Category	Target (Threshold)	Actual Achievement	Level of Achievement of Target	Payout Factor
Revenue (12 months)	$143.9 million ($134.0 million)	$144.5 million	100.0%	34.5%

Non-GAAP Operating Income (12 months)	$10.8 million ($6.8 million)	$8.4 million	79.4%	30.2%

Management Objectives (12 months)	(1)	24.2%	24.2%	6.7%

(1)	The management business objectives for the 12 months of 2012 consisted of achieving capital revenue targets from non-Liposonix products, milestones in the development of three specified products and a cash flow from operations target.

In February 2013 the Committee determined that the revenue target for the bonus plan tied to Liposonix revenue had been exceeded. However, the minimum thresholds of non-Liposonix revenue and non-GAAP operating income had not been achieved, and therefore no bonus was earned under this plan.

In February 2013, the Committee approved a 2013 corporate bonus plan and again set bonuses targets for our Chief Executive Officer at 80% of his base salary, for our CFO, 50% of his base salary, and for each other executive officer, 40% of his or her respective base salary. Bonuses are payable based on actual achievement against six-month and 12-month performance targets in the categories of revenue, operating income and management business objectives, each of which is weighted 34%, 40% and 26, respectively, of the total bonus opportunity. The actual bonuses payable for 2013, if any, will vary depending on the extent to which our actual financial performance meets, exceeds, or falls short of these financial goals as approved by the Committee.

Long-Term Incentive Program. We believe that long-term performance is achieved through an equity ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. All employees are eligible to participate in our equity programs. Our equity compensation goals for our executive officers are based upon the following principles:

•	Stockholder and executive interests should be aligned;

•	The program should be structured to provide meaningful retention incentives to participants; and

•	Actual awards should be tailored to reflect individual performance and recruitment/retention goals.

Our practice is to make annual equity grants to our executive officers that are competitive with companies of a comparable size and business focus. Our Committee reviewed the data provided by Compensia for equity compensation in 2011. In addition, the Committee received recommendations made by our Chief Executive Officer. In February 2012, the Committee awarded equity awards to our executive officers that approximated the 75th percentile of the 2011 Compensia market data. To further correlate executive compensation with enhancement of stockholder value, one-half of the equity awards consisted of restricted share units that were made to subject to time-based vesting and one-half consisted of market share units (MSU’s), the vesting of which is tied to the performance of the Company’s common stock relative to the Russell Microcap Index. Vesting on the MSU’s equals 100% if the Company’s common stock price equals that of the Russell Microcap Index over the performance period. The performance period is from January 1, 2012 through December 31, 2014 and is broken into three annual periods with target shares divided evenly against the three annual performance periods. Minimum and maximum vesting ranges from 0% to 150% and is scaled on a two for one basis on performance versus the index (that is, for each percentage that the Company’s stock price differs from the index, the percentage of vesting is 100% minus/plus 2x such difference). Equity awards for 2012 to our named executive officers are summarized below (with the number of MSUs representing the number of shares if our stock price equals the index on each of the three year measurement dates):

Executive	2012 RSU Awards	2012 MSU Awards
Stephen J. Fanning	207,750	207,750
John F. Glenn	93,000	93,000
William Brodie	73,250	73,250
Kristine Foss	55,000	55,000
Thomas Yorkey, Ph.D.	63,000	63,000
Jeffery Nardoci	60,000	60,000

When we issue stock options to our executive officers, directors and employees to purchase shares of our common stock, we do so at an exercise price equal to the fair market value of such stock on the date of grant. The date of grant for our executive officers is typically the date of a regularly scheduled board meeting. We have no program, plan or practice to select option grant dates (or set board meeting dates) to correspond with the release of material non-public information.

Severance and Change of Control Benefits. We entered into change of control and severance agreements providing for certain change of control benefits for our executive officers, the terms of which are described in more detail below in the sections entitled “Employment Agreements—Change of Control and Severance Agreements” and “Potential Payments Upon Termination or Change in Control.”

Other Benefits. We provide the following benefits to our executive officers generally on the same basis as the benefits provided to all employees:

•	Health, vision and dental insurance;

•	Life insurance;

•	Short-and long-term disability;

•	Section 401(k) plan;

•	Employee assistance plan;

•	Flexible spending plan; and

•	Performance awards programs (including President’s Club travel and gift cards).

We believe that these benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees.

Summary Compensation Table

The following table sets forth summary compensation information for the years ended December 31, 2012, December 31, 2011 and December 31, 2010 for our chief executive officer, chief financial officer and each of our other three most highly compensated executive officers as of the end of the last fiscal year as well as to one person who served as an executive officer prior to her resignation from the Company in November, 2012. We refer to these persons as our named executive officers elsewhere in this prospectus. Except as provided below, none of our named executive officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

Name and Principal Position	Year	Salary	Stock Awards(1)		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total
Stephen J. Fanning	2012	$500,000	$1,378,768	(3)	$—	$304,504	$22,897	(6)	$2,206,168
President and Chief Executive Officer	2011	475,000	1,440,253	(4)	—	211,019	18,803	(6)	2,145,075
	2010	450,000	510,386	(5)	449,713	239,652	16,765	(6)	1,666,516

John F. Glenn	2012	297,000	617,210	(3)	—	113,047	—		1,027,257
Chief Financial Officer	2011	288,000	562,888	(4)	—	79,965	—		930,853
	2010	272,950	141,881	(5)	187,828	90,851	747	(7)	694,257

William Brodie	2012	259,567	486,136	(3)	—	82,338	41,356	(8)	869,396
Former Vice President, Global Sales	2011	260,000	475,680	(4)	—	57,452	82,756	(8)	875,888
	2010	244,177	202,180	(5)	105,183	65,683	68,919	(8)	686,142

Kristine Foss	2012	245,413	365,017	(3)	—	32,548	122,500	(9)	765,478
Former Vice President of Clinical and Regulatory

Thomas Yorkey, Ph.D.	2012	247,000	418,110	(3)	—	75,213	—		740,323
Vice President of Research and Development

Jeffery Nardoci	2012	256,000	398,200	(3)	—	77,953	—		732,153
Vice President of Worldwide Marketing and General Manager, Surgical Specialties	2011	241,500	339,583	(4)	—	53,643	—		634,726
	2010	230,000	88,675	(5)	107,330	61,244	212,541	(10)	699,790

(1)	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with ASC Topic 718, which include both the amounts recorded as compensation expense in our income statement for the 2012 fiscal year as well as amounts to be recognized in future requisite service periods.
(2)	Amounts reported on “Non-Equity Incentive Plan Compensation” represent cash amounts paid under our bonus program, a non equity incentive program for the achievement of corporate operating performance. In 2012, our compensation committee determined to pay 134% of the target achievement of corporate performance under the bonus program in cash.
(3)	Represents grant of market stock and restricted stock units. The market stock units are to vest in three equal installments over three years if certain market targets are achieved and the restricted stock units are to vest in three equal annual installments over three years.
(4)	Represents grant of market stock and restricted stock units. The market stock units are to vest in three equal installments over three years if certain market targets are achieved and the restricted stock units are to vest in three equal annual installments over three years.
(5)	Represent grant of performance-based restricted stock units granted in 2010. The Company did not achieve the associated 2010 milestones and therefore the restricted stock units were cancelled in 2011.
(6)	Amount represents president’s club trip expenses.
(7)	Amount represents the value of a gift card.
(8)	Amount represents commute-related expenses and president’s club trip expenses.
(9)	Amounts represent severance related expenses.
(10)	Amounts represent moving-related expenses.

Grants of Plan-Based Awards in 2012

The following table lists grants of plan based awards made to our named executive officers in 2012 and related total fair value compensation for 2012.

Name	Grant Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards
			Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Securities Underlying Equity Awards(3)	Grant Date Fair Value of Equity Awards(4)
Stephen J. Fanning	02/08/2012	MSU	$—	$—	$—	—	207,750	311,625	—	$751,363
President and	02/08/2012	RSU	—	—	—	—	—	—	207,750	627,405
Chief Executive Officer	—	Cash Bonus	—	400,000	534,000	—	—	—	—	—

John F. Glenn	02/08/2012	MSU	—	—	—	—	93,000	139,500	—	336,350
Chief Finanical Officer	02/08/2012	RSU	—	—	—	—	—	—	93,000	280,860
	—	Cash Bonus	—	148,500	198,248	—	—	—	—	—

William Brodie	02/08/2012	MSU	—	—	—	—	73,250	109,875	—	264,921
Former Vice President, Global Sales	02/08/2012	RSU	—	—	—	—	—	—	73,250	221,215
	—	Cash Bonus	—	103,827	138,609	—	—	—	—	—

Kristine Foss	02/08/2012	MSU	—	—	—	—	55,000	82,500	—	198,917
Former Vice President, Clinical and Regulatory	02/08/2012	RSU	—	—	—	—	—	—	55,000	166,100
	—	Cash Bonus	—	98,165	131,051	—	—	—	—	—

Thomas Yorkey, Ph.D.	02/08/2012	MSU	—	—	—	—	63,000	94,500	—	227,850
Vice President of	02/08/2012	RSU	—	—	—	—	—	—	63,000	190,260
Research and	—	Cash Bonus	—	98,800	131,898	—	—	—	—	—
Development

Jeffrey Nardoci	02/08/2012	MSU	—	—	—	—	60,000	90,000	—	217,000
Vice President of Worldwide Marketing and General Manager, Surgical Specialties	02/08/2012	RSU	—	—	—	—	—	—	60,000	181,200
	—	Cash Bonus	—	102,400	136,704	—	—	—	—	—

(1)	Represents cash amounts payable under our 2012 bonus program, a non equity incentive program for the achievement of corporate operating performance. The maximum amount specified represents 134% of the target achievement of corporate operating performance.
(2)

Represents grant of market stock units that are to vest in three equal annual installments over three years if certain market targets are achieved. The market targets for the 1st and 2nd installments of market stock units were achieved and vested on February 8, 2013 and February 9, 2013.

(3)	Represents grant of restricted stock units that vest in three equal installments over three years.
(4)	Amounts represent the dollar amount of compensation cost recognized over the requisite service period, in accordance with ASC Topic 718, which include both the amounts recorded as compensation expense in our statement of operations for the 2012 fiscal year as well as amounts to be recognized in future requisite service periods. Page 109 of our Form 10-K describes the assumptions made in the valuation of our equity awards under ASC Topic 718.

Employment Agreements

All of our current executive officers have entered into agreements with us which contain restrictions and covenants. These provisions include covenants relating to the protection of our confidential information and the assignment of inventions. None of our employees are employed for a specified term, and each employee’s employment with us is subject to termination at any time by either party for any reason, with or without cause.

Change of Control and Severance Agreements

In June 2008, we entered into the change of control and severance agreements with the following executive officers of the Company: Stephen J. Fanning, John F. Glenn, William Brodie, H. Daniel Ferrari, and Douglas W. Heigel. Kristine Foss and Jeff Nardoci subsequently entered into a change of control and severance agreement. With respect to Messrs. Fanning and Glenn, such change of control and severance agreements replace and supersede their previous employment agreements described above with respect to the subject matter contained in the change of control and severance agreements.

Agreement with Stephen J. Fanning, Chief Executive Officer:

Pursuant to the terms of the agreement with Mr. Fanning, in the event that Mr. Fanning is terminated without “cause” or resigns for “good reason” either prior to three (3) months before or after twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment equal to two hundred percent (200%) of his annual base salary; and

•	Continuation of certain of his employee benefits for a period of up to twenty-four (24) months following termination.

In addition, in the event that Mr. Fanning is terminated without “cause” or resigns for “good reason” within three (3) months before or twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•

A lump sum payment equal to two hundred percent (200%) of his annual base salary in effect immediately prior to his termination date or (if greater) at the level in effect immediately prior to the change of control;

•

A lump sum payment equal to two hundred percent (200%) of his annual target bonus for the fiscal year of his termination or (if greater) the annual target bonus in effect immediately prior to the change of control;

•	Continuation of certain of his employee benefits for a period of up to twenty-four (24) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by Mr. Fanning at the time of termination.

Agreement with John F. Glenn, Chief Financial Officer:

In the event that Mr. Glenn is terminated without “cause” or resigns for “good reason” either prior to three (3) months before or after twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•	A lump sum payment equal to one hundred percent (100%) of the executive’s annual base salary; and

•	Continuation of certain of the executive’s employee benefits for a period of up to twelve (12) months following termination.

In addition, in the event that Mr. Glenn is terminated without “cause” or resigns for “good reason” within three (3) months before or twelve (12) months following a change of control of the Company, he will be entitled to receive the following benefits:

•

A lump sum payment equal to one hundred percent (100%) of Mr. Glenn’s annual base salary in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the change of control;

•

A lump sum payment equal to one hundred percent (100%) of Mr. Glenn’s annual target bonus for the fiscal year of the executive’s termination or (if greater) the annual target bonus in effect immediately prior to the change of control;

•	Continuation of certain of Mr. Glenn’s employee benefits for a period of up to twelve (12) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by Mr. Glenn at the time of termination.

Agreements with Vice Presidents—William Brodie, Jeffrey Nardoci and Thomas Yorkey:

Pursuant to the terms of the agreements with these executives, in the event that any of these executive officers is terminated without “cause” or resigns for “good reason” either prior to three (3) months before or after twelve (12) months following a change of control of the Company, he or she will be entitled to receive the following benefits:

•	A lump sum payment equal to fifty percent (50%) of the executive’s annual base salary; and

•	Continuation of certain of the executive’s employee benefits for a period of up to six (6) months following termination.

In addition, in the event that any of these executive officers is terminated without “cause” or resigns for “good reason” within three (3) months before or twelve (12) months following a change of control of the Company, he or she will be entitled to receive the following benefits:

•

A lump sum payment equal to fifty percent (50%) of the executive’s annual base salary in effect immediately prior to the executive’s termination date or (if greater) at the level in effect immediately prior to the change of control;

•

A lump sum payment equal to fifty percent (50%) of the executive’s annual target bonus for the fiscal year of the executive’s termination or (if greater) the annual target bonus in effect immediately prior to the change of control;

•	Continuation of certain of the executive’s employee benefits for a period of up to six (6) months following termination; and

•	Full vesting acceleration of all equity incentive awards held by the executive at the time of termination.

For purposes of these agreements, “cause” shall mean (i) the executive officer’s willful failure to substantially perform the executive officer’s duties, other than a failure resulting from the executive officer’s complete or partial incapacity due to physical or mental illness or impairment; (ii) the executive officer’s willful act which constitutes gross misconduct and which is injurious to the Company; (iii) the executive officer’s willful breach of a material provision of the agreement; or (iv) the executive officer’s knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company.

For purposes of these agreements, “good reason” shall mean the executive officer’s termination of employment within ninety (90) days following the expiration of a reasonable cure period following the occurrence of one or more of the following, without the executive officer’s consent: (i) a material reduction in the executive officer’s authority, duties, or responsibilities relative to the executive officer’s duties, position or responsibilities in effect immediately prior to such reduction; provided, however, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity shall not constitute “good reason”; (ii) a material reduction by the Company of the executive officer’s base salary in effect immediately prior to such reduction; (iii) a material change in the geographic location at which the executive officer must perform services (in other words, the relocation of the executive officer to a facility that is more than fifty (50) miles from the executive officer’s current location).

Kristine Foss resigned October 2, 2012 and received a lump sum payment equal to fifty percent (50%) of her annual base salary and continuation of benefits for a six-month period. She did not received acceleration of any equity grants.

William Brodie resigned January 27, 2013 and received no payments in connection with his resignation.

We have adopted a formal severance benefit plan for our full-time employees. The exact payment to any eligible employee is dependent on rank. The maximum possible payment to the highest ranking employees covered by the plan is equal to 12 weeks of severance pay and 3 months of COBRA coverage and outplacement services. Our Chief Executive Officer and our Chief Financial Officer and our Executive Officers, whose employment agreements provide for separate and superior severance benefits, and our employees based outside the United States, are not eligible to participate in the plan. Each of our other full-time employees who is involuntarily terminated as a result of the following circumstances is eligible to participate in the plan:

•	a corporate reorganization;

•	a reduction in staff and selection for participation in the plan by the Chief Executive Officer; or

•	a closure or reorganization of a facility or operation.

Securities Authorized for Issuance Under Equity Compensation Plan

The following table includes information as of December 31, 2012 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights	Number or securities remaining available for future issuance under equity compensation plans (excluding securitites reflected in column (a))
Equity compensation plans approved by security holders	12,678,855	2.05	3,320,550
Equity compensation plans not approved by security holders	—	—	—

Potential Payments Upon Termination or Change in Control

The following table lists our named executive officers and the estimated payments and benefits they would have become entitled to had their employment with us terminated without cause or if a named executive officer resigned for good reason on December 31, 2012.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity(1)
Stephen J. Fanning	$1,000,000	$16,578	$2,004,856
John F. Glenn	297,000	24,987	848,397
William Brodie	135,200	12,494	283,471
Kristine Foss*	—	—	—
Thomas Yorkey, Ph.D.	123,500	12,494	439,065
Jeffrey Nardoci	128,000	12,494	529,113

*	Kristine Foss resigned October 2, 2012.
(1)	We estimate the value of acceleration of options, market stock units and restricted stock units held by each of our name executive officers based on a share price of $2.67 per share as of December 31, 2012 and the number of options and shares held by each of our executive officers that were unvested as of December 31, 2012.

The following table lists the named executive officers and the estimated amounts they would have become entitled to had their employment with us terminated as a result of the change of control of the Company and had the named executive officer been terminated without cause or resigned for good reason on December 31, 2012.

Name	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity(1)
Stephen J. Fanning	$1,800,001	$33,156	$2,004,856
John F. Glenn	445,500	24,987	848,397
William Brodie	189,280	12,494	283,471
Kristine Foss*	—	—	—
Thomas Yorkey, Ph.D.	172,900	12,494	439,065
Jeffrey Nardoci	179,200	12,494	529,113

*	Kristine Foss resigned October 2, 2012.
(1)	We estimate the value of acceleration of options, market stock units and restricted stock units held by each of our named executive officers based on a share price of $2.67 per share as of December 31, 2012 and the number of options and shares held by each of our executive officers that were unvested as of December 31, 2012.

Equity Incentive Awards Outstanding as of December 31, 2012

The following table lists the outstanding option awards, RSU and MSU awards held by our named executive officers as of December 31, 2012.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Vesting Schedule	Number of Shares or Units of Stock That Have Not Vested(4)	Market Value of Shares or Units of Stock that Have Not Vested(5)	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested(6)	Equity Incentive Plan Awards: Market Value of Shares or Units of Stock that Have Not Vested(7)
Stephen J. Fanning	296,791	122,209	$1.91	2/8/2020	(1)	353,083	$942,732	353,084	$942,734
	365,125	15,875	1.00	2/27/2019	(1)
	150,000	—	4.64	2/11/2018	(1)
	125,000	—	9.05	3/19/2017	(1)
	102,084	—	1.90	2/7/2016	(1)
	650,000	—	1.90	2/2/2015	(2)

John F. Glenn	123,958	51,042	1.91	2/8/2020	(1)	149,800	$399,966	149,800	$399,966
	133,208	5,792	1.00	2/27/2019	(1)
	175,000	—	4.64	2/11/2018	(2)

William Brodie	69,416	28,584	1.91	2/8/2020	(1)	121,250	$323,738	121,250	$323,738
	34,750	3,250	1.00	2/27/2019	(1)
	2,500	—	4.63	2/19/2018	(3)
	80,000	—	4.64	2/11/2018	(1)
	12,000	—	8.70	2/28/2017	(1)
	26,000	—	3.00	5/3/2016	(2)

Kristine Foss*	—	—	—	—	—	—	—	—	—

Thomas Yorkey, Ph.D.	21,666	18,334	2.12	10/29/2020	(2)	80,333	$214,489	80,334	$214,492
	28,750	31,250	2.87	2/9/2012	(1)

Jeffrey Nardoci	22,918	29,167	1.91	2/8/2020	(1)	94,266	$251,690	94,267	$251,693
	50,000	18,750	2.48	10/28/2019	(2)

*	Kristine Foss resigned October 2, 2012.
(1)	The shares underlying this option vest 1/48 per month following the vesting commencement date.
(2)	The shares underlying this option vest 1/4 on the one year anniversary of the vesting commencement date and 1/48 per month thereafter.

(3)	The shares underlying this option are fully vested.
(4)	Represents grant of restricted stock units that vest in three equal installments over three years.
(5)	Market value is based on a share price of $2.67 per share as of December 31, 2012 and the number of unvested restricted stock units held by each of our executive officers as of December 31, 2012.
(6)

Represents grant of market stock units that are to vest in three equal annual installments over three years if certain market targets are achieved. The market targets for the 1st and 2nd installments of market stock units were achieved and vested on February 8, 2013 and February 9, 2013.

(7)	Market value is based on a share price of $2.67 per share as of December 31, 2012 and the number of unvested restricted stock units held by each of our executive officers as of December 31, 2012.

Aggregate Option Exercises in 2012

The following table lists the options exercised by our named executive officers in 2012.

Name	Option Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise
Stephen J. Fanning	—	$—
John F. Glenn	—	—
William Brodie	—	—
Kris Foss	66,666	47,792
Thomas Yorkey, Ph.D.	—	—
Jeffrey Nardoci	22,917	24,488

The following table lists the RSU awards released by our named executive officers in 2012.

	RSU Awards
Name	Number of Shares Released	Value Realized on Release
Stephen J. Fanning	72,667	$217,274
John F. Glenn	28,400	84,916
William Brodie	24,000	71,760
Kristine Foss	16,667	49,834
Thomas Yorkey, Ph.D.	8,667	25,914
Jeffrey Nardoci	17,134	51,231

The following table lists the MSU awards released by our named executive officers in 2012.

	MSU Awards
Name	Number of Shares Released	Value Realized on Release
Stephen J. Fanning	73,392	$219,442
John F. Glenn	28,684	85,765
William Brodie	24,240	72,478
Kristine Foss	16,832	50,328
Thomas Yorkey, Ph.D.	8,752	26,168
Jeffrey Nardoci	17,304	51,739

Nonqualified Deferred Compensation

None of our named executive officers currently participates in a non-qualified defined contribution plan or other deferred compensation plan maintained by us.

Compensation Committee Interlocks and Insider Participation

Linda Graebner, Cathy L. McCarthy and Mark M. Sieczkarek are the current members of the Compensation Committee. None of the members of the Compensation Committee is, or at any time was, an officer or employee of ours and none had any related-person transaction or relationship with us. No executive officer of ours served on the board of directors of any entity whose executive officers included a director of ours.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management of Solta Medical, and based upon the review and discussions, the Committee has recommended to Solta Medical’s board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

The foregoing report is provided by the undersigned members of the Compensation Committee.

Mark M. Sieczkarek, Chairman

Cathy L. McCarthy

Linda Graebner

PROPOSAL ONE—ELECTION OF DIRECTORS

Classes of the Board of Directors

Our board currently consists of eight directors, divided among the three classes designated as Class I, Class II and Class III of approximately equal size. The members of each class are usually elected to serve three-year terms with the term of office for each class ending in successive years.

The term of our Class I directors, Stephen J. Fanning and Harold L. Covert, expires at this Annual Meeting.

Stephen J. Fanning and Harold L. Covert have been nominated for election to the board to serve as our Class I directors until the 2016 Annual Meeting or until their successors have been elected and qualified.

Vote Required

Each director nominee receiving a majority of the shares represented in person or by proxy and entitled to vote for him or her shall be elected as director.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE NOMINEES FOR CLASS I DIRECTORS LISTED ABOVE.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as the independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2013. If our stockholders fail to ratify the Audit Committee’s selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of our company and our stockholders.

Representatives of Deloitte & Touche LLP are expected to be present at the meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from our stockholders.

The reports of Deloitte & Touche LLP on our consolidated financial statements as of and for the year ended December 31, 2012 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2012 and 2011, there were no (a) disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Deloitte & Touche LLP ’s satisfaction, would have caused Deloitte & Touche LLP Deloitte & Touche LLP to make reference to the subject matter thereof in connection with its reports on the financial statements of Solta Medical, Inc. for such years, or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Fees Paid to Independent Registered Public Accounting Firm

The following information sets out the fees paid to our independent registered public accounting firm, Deloitte & Touche LLP, during the fiscal years 2012 and 2011.

Service Category	2012	2011
Audit Fees	$740,000	$540,000
Audit-Related Fees	19,419	19,200
Tax Fees	20,157	18,096
All Other Fees	98,439	91,878

Total	$878,015	$669,174

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit of the Company’s 2012 financial statements, the review of quarterly financial statements, and for services that are normally provided by the accountant in connection with other statutory and regulatory filings or engagements. “Audit-related fees” are fees for assurance and related services that are reasonably related to the performance of the audit or review of a company’s financial statements, such as advisory on Sarbanes-Oxley compliance; “tax services fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

To help ensure the independence of the independent registered public accounting firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for us by the independent registered public accounting firm. Pursuant to this policy, all audit and non-audit services to be performed by the independent registered public accounting firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

All of the services provided by Deloitte & Touche LLP described in the tables above were approved by the Audit Committee.

PROPOSAL THREE—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are requesting your advisory approval of the compensation of our named executive officers as disclosed above in the Compensation Discussion and Analysis, the compensation tables, and the related narrative discussion. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward achievement and that aligns executives’ interests with those of stockholders by rewarding performance, with the ultimate objective of improving stockholder value and building a sustainable company. The Committee also seeks to ensure that we maintain our ability to attract and retain superior employees in key positions and that the compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of a selected group of our peer companies and the broader marketplace from which we recruit and compete for talent.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 22 to 35 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

PROPOSAL FOUR—AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000 AND TO AUTHORIZE OUR BOARD OF DIRECTORS TO FILE SUCH AMENDMENT

Our board of directors is proposing for stockholder approval an amendment to our Restated Articles of Incorporation to increase the number of authorized shares of common stock from 100,000,000 shares to 200,000,000 shares.

Our amended and restated certificate of incorporation, currently authorizes110,000,000 shares for issuance, of which 10,000,000 shares are designated as Preferred Stock and 100,000,000 shares are designated as common stock. Under the proposed amendment, the authorized shares of common stock would be increased from 100,000,000 shares to 200,000,000 shares, resulting in a corresponding increase in the total number of authorized capital shares from 110,000,000 shares to 210,000,000 shares.

Text of Proposed Amendment

The proposed amendment was adopted, subject to stockholder approval, by the unanimous vote of our board of directors on April 11, 2013. If stockholders approve the proposed amendment, we propose to amend Article IV of the amended and restated certificate of incorporation to state in its entirety as follows:

The corporation shall have authority to issue shares as follows:

200,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

The full text of the proposed amendment to the amended and restated certificate of incorporation is set forth in Appendix A to this proxy statement.

Purpose of Amendment

As of February 28, 2013, approximately 69,494,827 shares were issued and outstanding, 8,381,111 shares were reserved for issuance pursuant to outstanding options, restricted stock units and market stock units granted under our equity plans, 4,586,971 shares were reserved for issuance pursuant to outstanding warrants, and an additional 3,472,209 shares were available for issuance under our equity plans. Since then, we have agreed to issue 9.7 million shares in connection with the acquisition of Sound Surgical Technologies, LLC and have further agreed to issue up tan additional 3.6 million shares subject to the fulfillment of certain conditions as consideration in connection with this acquisition. As such, at February 28, 2013, only 764,882 shares of authorized common stock remained unissued and unreserved. For more detail see the table below in “Proposal Five—Effects of the Reverse Stock Split—Reduction in Total Outstanding Shares.” Our board of directors believes that it is advisable and in our best interests and those of our stockholders to have available additional authorized but unissued shares of common stock in order to maintain the flexibility to use such shares for business and financing purposes in the future. The newly authorized shares of common stock, if and when issued, will have the same rights and privileges as the shares of common stock currently authorized.

Other than as described above, we currently have no specific plan, agreement or understanding regarding the issuance of the additional shares of common stock resulting from the proposed amendment. The additional shares of common stock will be available to the board for various purposes, including:

•	Providing equity incentives to employees, officers and directors; and

•	Expanding our business through acquisitions and other strategic transactions;

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 100,000,000 TO 200,000,000 AND TO AUTHORIZE OUR BOARD OF DIRECTORS TO FILE SUCH AMENDMENT

PROPOSAL FIVE—AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES BETWEEN AND INCLUDING THREE (3) AND SIX (6) WOULD BE COMBINED INTO ONE SHARE OF OUR COMMON STOCK AND THE TOTAL AUTHORIZED COMMON STOCK WOULD BE REDUCED PROPORTIONATELY AND TO AUTHORIZE OUR BOARD OF DIRECTORS TO SELECT AND FILE ONE SUCH AMENDMENT.

Our Board of Directors has unanimously approved an amendment to our amended and restated certificate of incorporation to effect a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-for-three (1:3) to one-for-six (1:6). You are now being asked to vote upon this amendment to our amended and restated certificate of incorporation. Should we receive the required stockholder approval, the Board will have the sole authority to elect, at any time prior to the first anniversary of this Annual Meeting: (1) whether or not to effect a reverse stock split, and (2) if so, the number of whole shares of our common stock between and including thee (3) and six (6) which will be combined into one share of our common stock with a proportional reduction in the number of authorized shares of common stock. The Board believes that providing the flexibility for the Board to choose an exact split ratio based on then-current market conditions is in the best interests of Solta Medical and its stockholders. The amendment will also reduce the amount of authorized common stock proportionately, after giving effect to the increase in Proposal Four, provided such increase is approved by the stockholders.

The text of the form of proposed amendment to our amended and restated certificate of incorporation is attached to this proxy statement as Appendix B. Such form provides that any whole number of outstanding shares between and including three (3) and six (6) would be combined into one share of our common stock. If approved by the stockholders, and following such approval, the Board determines that a reverse stock split is in the best interests of Solta and its stockholders, the reverse stock split will become effective upon filing the amendment with the Secretary of State of the State of Delaware. The amendment will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock and the proportionate reduction of the amount of authorized common stock, after giving effect to the increase in Proposal Four, provided that such increase is approved by the stockholders. Upon filing of the amendment, the number of our issued and outstanding shares of common stock would be reduced in accordance with the split ratio determined by the Board.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.

Background and Reasons for the Reverse Stock Split

The Board believes that a reverse stock split is desirable and should be approved by stockholders for a number of reasons, including:

•

Increase in Eligible Investors. A reverse stock split would allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing trading volume and liquidity.

•

Increased Analyst and Broker Interest. A reverse stock split may help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

•

Decrease in Number of Outstanding Shares. As of February 28, 2013, the Company currently has approximately 69 million shares outstanding. A reverse stock split would reduce the number of our outstanding shares to a level more appropriate for a company with our market capitalization.

•

Decreased Stock Price Volatility. By potentially increasing our stock price proportionately to the reduction in the number of outstanding shares, a reverse split could decrease price volatility, as small price movements now cause relatively large percentage changes in our stock price.

Effects of the Reverse Stock Split

Reduction of Shares Held by Individual Stockholders. After the effective date of the proposed reverse stock split, each stockholder will own fewer shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except to the extent that the reverse split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split). However, if the proposed reverse stock split is implemented, it will increase the number of stockholders of Solta Medical who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

Reduction in Total Outstanding Shares. The proposed reverse split will reduce the total number of issued and outstanding shares of common stock by the split ratio determined by the Board within the limits set forth in this proposal. The following table contains approximate information relating to our common stock under certain of the possible split ratios based on share information as of February 28, 2013 (in thousands):

	Pre Reverse Split	1-for-Three	1-for-Four	1-for-Five	1-for-Six
Authorized (with the increase contemplated in Proposal No.4)	200,000	66,667	50,000	40,000	33,333
Authorized (without the increase contemplated in Proposal No.4)	100,000	33,333	25,000	20,000	16,666
Outstanding	69,494	23,165	17,374	13,899	11,582
Stock held in treasury	—	—	—	—	—
Committed to be issued pursuant to outstanding warrants	4,587	1,529	1,147	917	764
Committed to be issued pursuant to outstanding options , restricted stock units and market stock units granted under the equity plans	8,381	2,794	2,095	1,676	1,397
Reserved for issuance to Sound Surgical in connection with the merger	13,300	4,433	3,325	2,660	2,217

Subtotal	95,762	31,921	23,941	19,153	15,960
Available for future issuance pursuant to employee purchase plans	1,040	347	260	208	173
Available for future issuances under equity plans	2,432	811	608	486	405
Total	99,235	33,078	24,809	19,847	16,539

Change in Number and Exercise Price of Employee and Director Equity Awards. The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our employee and director equity plans in proportion to the exchange ratio selected by the Board within the limits set forth in this proposal. Under the terms of our outstanding equity awards, the proposed reverse stock split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards in proportion to the exchange ratio of the reverse stock split and will cause a proportionate increase in the exercise price of such awards to the extent they are stock options. The number of shares authorized for future issuance under our equity plans will also be proportionately reduced. The number of shares of common stock issuable upon exercise or vesting of outstanding equity awards will be rounded down to the nearest whole share and no cash payment will be made in respect of such rounding.

Regulatory Effects. Our common stock is currently registered under Section 12(b) of the Exchange Act, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act or our obligation to publicly file financial and other information with the SEC. If the proposed reverse stock split is implemented, our common stock will continue to trade on The Nasdaq Global Select Market under the symbol “SLTM” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

No Going Private Transaction. Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, the Board of Directors does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Risks of Proposed Reverse Split

The proposed reverse stock split may not increase our stock price, which would prevent the Company from realizing some of the anticipated benefits of the reverse stock split.

The Board expects that the reverse split will increase the price per share of our common stock, which in turn could, among other things, broaden the class of investors who invest in our stock and help increase analyst and broker interest in our stock. While the Board expects that a reverse stock split of our common stock will increase the market price of our common stock, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty. The market price of our common stock is primarily driven by other factors unrelated to the number of shares outstanding, including our current and expected future performance, conditions in the medical device industry and stock market conditions generally. Therefore, it is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, which could cause the Company to fail to realize the anticipated benefits of the reverse stock split.

The proposed reverse stock split may decrease the liquidity of our stock.

The liquidity of our common stock may be harmed by the proposed reverse split given the reduced number of shares that would be outstanding after the reverse stock split, particularly if the stock price does not increase as a result of the reverse stock split.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board that a reverse stock split is in the best interests of Solta Medical and our stockholders. Such determination shall be based upon certain factors, including our then current stock price, the existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment to our certificate of incorporation and determine not to effect the reverse stock split as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement the reverse stock split prior to the one year anniversary of this Annual Meeting of Stockholders, stockholder approval again would be required prior to implementing any reverse stock split.

Effective Date

The proposed reverse stock split would become effective on the date of filing of a certificate of amendment to our amended and restated certificate of incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal and the authorized number of shares of common stock will be reduced on a proportional basis to the exchange ratio implemented.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing sales price of our common stock on the effective date as reported on The Nasdaq Global Select Market by (b) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest. As of the Record Date, shares of our common stock were issued and held of record by approximately stockholders. As a result of the reverse stock split, we estimate that cashing out fractional stockholders could reduce the number of stockholders of record to approximately (assuming a split ratio of one for six, the top of the range of possible split ratios).

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders (i.e. stockholders who hold their shares directly in their own name and not through a broker). Record holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for a DRS book entry statement or certificate representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. RECORD STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

For beneficial holders of pre-reverse split shares (i.e., stockholders who hold their shares through a broker), your broker will make the appropriate adjustment to the number of shares held in your account following the effective date of the reverse split.

Accounting Consequences

The par value per share of our common stock will remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our consolidated balance sheet attributable to common stock will be reduced and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter’s rights with respect to the proposed amendment to our amended and restated certificate of incorporation to effect the reverse split.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only stockholders who hold the pre-reverse split shares and post-reverse split shares as capital assets. It does not purport to be complete and does not address stockholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign stockholders, stockholders who hold the pre-reverse split shares as part of a straddle, hedge, or conversion transaction, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders who are subject to the alternative minimum tax provisions of the Code, and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. Each stockholder is advised to consult his or her tax advisor as to his or her own situation.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a stockholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

A holder of the pre-reverse split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by Solta Medical as a result of the reverse stock split.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK PURSUANT TO WHICH ANY WHOLE NUMBER OF OUTSTANDING SHARES BETWEEN AND INCLUDING THREE (3) AND SIX (6) WOULD BE COMBINED INTO ONE SHARE OF OUR COMMON STOCK AND THE TOTAL AUTHORIZED COMMON STOCK WOULD BE REDUCED PROPORTIONATELY AND TO AUTHORIZE OUR BOARD OF DIRECTORS TO SELECT AND FILE ONE SUCH AMENDMENT.

OTHER MATTERS

We are not aware of any other business to be presented at the meeting. As of the date of this proxy statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our board intends to present at the meeting is as set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the board of directors,

By:	/s/ Stephen J. Fanning
Stephen J. Fanning
Chairman, President and Chief Executive Officer

Hayward, California

April 22, 2013

Appendix A

FORM OF CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SOLTA MEDICAL, INC. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF

COMMON STOCK

A-1

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SOLTA MEDICAL, INC.

Solta Medical, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 14, 2006 have been duly adopted by the Corporation’s Board of Directors in accordance with the approval of such amendment by the Corporation’s stockholders at the annual stockholder meeting in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

Article IV of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

200,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this     th day of                     , 2013 and the foregoing facts stated herein are true and correct.

Solta Medical, Inc.

By:

Name:	Stephen J. Fanning

Title:	President and Chief Executive Officer

A-2

Appendix B

FORM OF CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SOLTA MEDICAL, INC. TO EFFECT THE REVERSE STOCK SPLIT

CERTIFICATE OF AMENDMENT OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

SOLTA MEDICAL, INC.

Solta Medical, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following amendments to the Corporation’s Amended and Restated Certificate of Incorporation, filed with the Delaware Secretary of State on November 14, 2006 have been duly adopted by the Corporation’s Board of Directors in accordance with the approval of such amendment by the Corporation’s stockholders at the annual stockholder meeting in accordance with the provisions of Section 242 of the Delaware General Corporation Law:

Article IV of the Amended and Restated Certificate of Incorporation is amended to read in its entirety as follows:

“The corporation shall have authority to issue shares as follows:

[*******]1 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

10,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in the Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Effective upon the filing of this Certificate of Amendment, every [*****]2 outstanding shares of the Common Stock of the corporation will be combined, changed and reclassified into, without any further action by this corporation or the stockholder thereof, one share of Common Stock. No fractional shares shall be issued in connection with the foregoing combination; all shares of Common Stock so combined that are held by a stockholder will be aggregated subsequent to the foregoing combination and each fractional share resulting from such aggregation held by a stockholder shall be paid in cash the value of such fractional shares.”

[1]	The number of total authorized common stock is dependent on whether the vote to increase the amount of authorized common passes. If the stockholders approve the increase to the number of shares authorized we will file this certificate of incorporation using the 200,000,000 number. After the final number is determined, it will be reduced in the same proportion as the common stock, pursuant to the reverse stock split.
[2]	This number shall be 3, 4, 5 or 6, as the Board determines appropriate.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this     th day of                     , 2013 and the foregoing facts stated herein are true and correct.

Solta Medical, Inc.

By:

Name:	Stephen J. Fanning

Title:	President and Chief Executive Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SOLTA MEDICAL, INC.

2013 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Solta Medical, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated April 22, 2013 and hereby appoints Stephen J. Fanning and John F. Glenn, each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2013 Annual Meeting of Stockholders of Solta Medical, Inc. to be held on June 5, 2013, at 9:00 a.m., local time, at Solta Medical’s offices located at 25881 Industrial Boulevard, Hayward, California 94545, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED CLASS I DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; (3) FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION; (4) FOR THE AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK; (5) FOR THE AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF OUR COMMON STOCK; AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

1. Election of Directors	FOR	AGAINST	ABSTAIN

Class I Nominees:
Stephen J. Fanning	☐	☐	☐
Harold L. Covert	☐	☐	☐

2. Proposal to ratify the appointment of Deloitte & Touche LLP as independent registered public accounting firm of Solta Medical for the fiscal year ending December 31, 2013.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

3. Advisory Vote on Executive Compensation	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. The amendment to our amended and restated certificate of incorporation to increase the number of authorized common stock from 100,000,000 to 200,000,000 shares and to authorize our Board of Directors to file one such amendment.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5. The amendment to our amended and restated certificate of incorporation to effect a reverse stock split of our common stock pursuant to which any whole number of outstanding shares between and including three (3) and six (6) would be combined into one share of our common stock and our authorized common stock would be decreased proportionately, and to authorize our Board of Directors to select and file one such amendment.	FOR ☐	AGAINST ☐	ABSTAIN ☐

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES

SIGNATURE(S)	SIGNATURE(S)	Date:	, 2013

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. If the stock you are voting is registered in the name of two or more persons, each should sign. Persons signing in a fiduciary capacity should use their respective titles. If shares are held by joint tenants or as community property, both parties should sign.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 5, 2013.

The Company’s Proxy Statement, form of proxy card and Annual Report on Form 10-K are available at http://phx.corporate-ir.net/phoenix.zhtml?c=178331&p=irol-reportsannual.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM local time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail

http://www.voteproxy.com Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	1 (800) 776-9437 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.